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Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

UNITED ONLINE, INC.

and

FTD COMPANIES, INC.

dated as of

[    •    ], 2013

 TABLE OF CONTENTS

ARTICLE I
DEFINITIONS
Section 1.1	Definitions	1
Section 1.2	Interpretation	8
ARTICLE II
THE SEPARATION
Section 2.1	Transfers of Assets and Assumptions of Liabilities	9
Section 2.2	Termination of Intercompany Agreements	10
Section 2.3	Settlement of Intercompany Account	11
Section 2.4	Separation of United Online Software Development (India) Pvt Ltd	11
ARTICLE III
CERTAIN ACTIONS PRIOR TO THE DISTRIBUTION
Section 3.1	SEC and Other Securities Filings	12
Section 3.2	NASDAQ Listing Application	12
Section 3.3	Governmental Approvals and Consents	13
Section 3.4	Ancillary Agreements	13
Section 3.5	Governance Matters	13
ARTICLE IV
THE DISTRIBUTION
Section 4.1	Delivery to Transfer Agent	13
Section 4.2	Mechanics of the Distribution	14
ARTICLE V
CONDITIONS
Section 5.1	Conditions Precedent to Consummation of the Transactions	14
Section 5.2	Right Not to Close	15
ARTICLE VI
NO REPRESENTATIONS OR WARRANTIES
Section 6.1	Disclaimer of Representations and Warranties	15
Section 6.2	As Is, Where Is	16
ARTICLE VII
CERTAIN COVENANTS AND ADDITIONAL AGREEMENTS
Section 7.1	Insurance Matters	16
Section 7.2	Use of Names	18
Section 7.3	Mail and Other Communications	19
Section 7.4	Litigation	19
Section 7.5	Assumption of Certain Liabilities Under Indemnification Agreements	22
Section 7.6	Licenses	22

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Section 12.10	Notices	37
Section 12.11	Counterparts; Electronic Delivery	37
Section 12.12	Severability	37
Section 12.13	Assignability; Binding Effect	37
Section 12.14	Governing Law	37
Section 12.15	Construction	38
Section 12.16	Performance	38
Section 12.17	Title and Headings	38
Section 12.18	Exhibits and Schedules	38
Exhibits:
Exhibit A—FTD Subsidiaries
Exhibit B—United Online Subsidiaries
Exhibit C—Shared Scripts

iii

 SEPARATION AND DISTRIBUTION AGREEMENT

        This SEPARATION AND DISTRIBUTION AGREEMENT (this "Agreement") is entered into as of [    •    ], 2013, by and between United Online, Inc., a Delaware corporation ("United Online"), and FTD Companies, Inc., a Delaware corporation ("FTD"). United Online and FTD are sometimes referred to herein individually as a "Party," and collectively as the "Parties."

RECITALS

        WHEREAS, United Online, acting through its direct and indirect Subsidiaries, currently owns and conducts the FTD Business and the UOL Businesses;

        WHEREAS, the Board of Directors of United Online has determined that it is advisable and in the best interests of United Online and its stockholders to separate United Online into two independent publicly traded companies: (a) United Online which, following consummation of the transactions contemplated by this Agreement, will own and conduct the UOL Businesses, and (b) FTD which, following consummation of the transactions contemplated by this Agreement, will own and conduct the FTD Business;

        WHEREAS, pursuant to the terms of this Agreement, the Parties intend to effect: (a) the Separation, whereby the UOL Businesses and the FTD Business will be separated, and (b) the Distribution, whereby United Online will distribute to the holders of outstanding shares of common stock, par value $0.0001 per share, of United Online ("UOL Common Stock"), on a pro rata basis, all of the outstanding shares of common stock, par value $0.0001 per share, of FTD ("FTD Common Stock"), owned by United Online as of the Distribution Date (which shall represent one hundred percent (100%) of the issued and outstanding shares of FTD Common Stock); and

        WHEREAS, United Online has received a private letter ruling (the "IRS Ruling") from the Internal Revenue Service (the "IRS") substantially to the effect that, among other things, for U.S. federal income tax purposes, the Distribution will qualify as a tax-free distribution under Section 355 of the Code (the "Intended Tax-Free Treatment").

        NOW, THEREFORE, in consideration of the foregoing premises and the covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

        Section 1.1    Definitions.    As used in this Agreement, the following terms shall have the meanings set forth in this Section 1.1:

        "Action" means any demand, claim, action, suit, countersuit, arbitration, litigation, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration or mediation tribunal or authority.

        "Affiliate" means, with respect to any specified Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. For this purpose "control" of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, by contract or otherwise; provided that for purposes of this Agreement, unless this Agreement expressly provides otherwise, the determination as to whether a Person is an Affiliate of another Person will be made assuming no FTD Entity is an Affiliate of any UOL Entity and no UOL Entity is an Affiliate of any FTD Entity.

        "Agreement" has the meaning set forth in the preamble to this Agreement and includes all schedules and exhibits attached hereto or delivered pursuant hereto.

        "Agreement Dispute" has the meaning set forth in Section 10.2(a).

        "Ancillary Agreements" has the meaning set forth in Section 3.4.

        "Appointed Representative" has the meaning set forth in Section 10.1.

        "Appropriate Member of the FTD Entities" has the meaning set forth in Section 9.2.

        "Appropriate Member of the UOL Entities" has the meaning set forth in Section 9.3.

        "Asset" means all rights, properties or other assets, whether real, personal or mixed, tangible or intangible, of any kind, nature and description, whether accrued, contingent or otherwise, and wheresoever situated and whether or not carried or reflected, or required to be carried or reflected, on the books of any Person.

        "Business Day" means a day other than a Saturday, a Sunday or a day on which banking institutions located in Los Angeles, California, New York, New York or Chicago, Illinois are authorized or obligated by applicable Law or executive order to close.

        "Claims Made Policies" has the meaning set forth in Section 7.1(b)(ii).

        "Code" means the U.S. Internal Revenue Code of 1986, as amended.

        "Combined Policies" has the meaning set forth in Section 7.1(b)(ii).

        "Confidential Information" means any and all information:

          (a)   that is Confidential Operational Information;

          (b)   that is proprietary business information, data or material (other than Confidential Operational Information), including, but not limited to, (i) earnings reports and forecasts, (ii) macro-economic reports and forecasts, (iii) business plans, (iv) general market evaluations and surveys, (v) financing and credit-related information and (vi) customer information;

          (c)   that is a trade secret under applicable trade secret or other Law or is required to be maintained in confidence by any Law or under any Contract;

          (d)   constituting communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), communications and materials otherwise related to or made or prepared in connection with or in preparation for any legal proceeding; or

          (e)   constituting notes, analyses, compilations, studies, summaries and other material that contain or are based, in whole or in part, upon any information included in the foregoing clauses (a) through (d).

        "Confidential Operational Information" means any and all proprietary operational information, data or material, including, but not limited to, (a) specifications, ideas, concepts, formulae, compositions, models, sketches, photographs, graphs, drawings, samples, improvements and strategies for products or services, (b) quality assurance policies, procedures and specifications, (c) Software, (d) training materials and information, (e) past, current and planned research and development, and current and planned manufacturing or distribution methods and processes, and (f) all other know-how, methodologies, processes, procedures, techniques and trade secrets related to design, development and operational processes.

        "Consent" means any consent, waiver or approval from, or notification requirement, to any Person other than a member of either Group.

        "Contract" means any written, oral, implied or other contract, agreement, covenant, lease, license, guaranty, indemnity, representation, warranty, assignment, sales order, purchase order, power of attorney, instrument or other commitment, assurance, undertaking or arrangement that is binding on any Person or entity or any part of its property under applicable Law.

        "Credit Agreement" means the Credit Agreement, dated as of July 17, 2013, by and among FTD, Interflora British Unit, a company incorporated under the laws of England and Wales, the material wholly-owned domestic subsidiaries of FTD party thereto as guarantors, the financial institutions party thereto from time to time, Bank of America Merrill Lynch and Wells Fargo Securities, LLC, as joint lead arrangers and book managers, and Bank of America, N.A., as administrative agent for the lenders, as may be amended from time to time.

        "Distribution" means the transactions contemplated by Section 4.2.

        "Distribution Date" means the date on which the Distribution occurs, such date to be determined by, or under the authority of, the Board of Directors of United Online, in its sole and absolute discretion.

        "Distribution Time" means the time at which the Distribution is effective on the Distribution Date.

        "Employee Matters Agreement" means that certain Employee Matters Agreement, dated the date hereof, by and between United Online and FTD, as may be amended from time to time.

        "Encumbrance" means any claim, charge, mortgage, lien, pledge, option, power of sale, hypothecation, retention of title, right of pre-emption, right of first refusal or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing with the exception of liens arising by operation of law in the normal course of business.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Existing D&O Policies" has the meaning set forth in Section 7.1(c)(i).

        "FTD" has the meaning set forth in the recitals to this Agreement.

        "FTD Assets" means all Assets owned by the FTD Entities or the UOL Entities that (a) are used primarily in, or that primarily relate to, the FTD Business or (b) were purchased and paid for by the FTD Business, including, without limitation, all FTD Intellectual Property and all Assets recorded on the balance sheet of FTD as of the date of this Agreement.

        "FTD Business" means (a) the consumer business and the floral network business conducted by the FTD Entities and (b) any other business directly conducted by any member of the FTD Entities as of or prior to the date of this Agreement.

        "FTD Common Stock" has the meaning set forth in the recitals to this Agreement.

        "FTD Entities" means FTD and the FTD Subsidiaries.

        "FTD Indemnitees" means each member of the FTD Entities, their respective Affiliates, and each of their respective current or former stockholders, members, directors, officers, managers, agents and employees (in each case, in such Person's respective capacity as such), and their respective heirs, executors, administrators, successors and assigns.

        "FTD India" means FTD India Private Limited, an Indian subsidiary of FTD, or another Indian subsidiary of FTD, as determined by FTD.

        "FTD India Assets" has the meaning set forth in Section 2.4(a).

        "FTD India Personnel" has the meaning set forth in Section 2.4(c).

        "FTD Intellectual Property" means all Intellectual Property (other than Shared IP owned by the UOL Entities) that (a) is used primarily in, or that primarily relates to, the FTD Business or (b) was purchased and paid for by the FTD Business, including FTD's proprietary web-based e-commerce platform.

        "FTD Liabilities" means, except as otherwise expressly provided in this Agreement or one or more Ancillary Agreements, and excluding Liabilities for each Shared Litigation Matter allocated pursuant to Section 7.4(a), all Liabilities of the UOL Entities arising out of, or primarily related to, the FTD Assets or the operation of the FTD Business (including, without limitation, the Credit Agreement).

        "FTD Specific Policies" has the meaning set forth in Section 7.1(a).

        "FTD Subsidiaries" means (a) each of the entities listed on Exhibit A hereto, (b) any other entity (other than any UOL Subsidiary) that was owned, in whole or in part, by any of the entities listed on Exhibit A hereto prior to the Distribution Time, and (c) any other entity which becomes a Subsidiary of FTD after the Distribution Time.

        "Governmental Approval" means any notice, report or other filing to be given to or made with, or any release, consent, substitution, approval, amendment, registration, permit or authorization from any Governmental Authority.

        "Governmental Authority" means any U.S. federal, state, local, non-U.S. or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

        "Group" means either the UOL Entities or the FTD Entities, as the context requires.

        "Guarantee" means any guarantee (including guarantees of performance or payment under Contracts, commitments, Liabilities and permits), letter of credit or other credit or credit support arrangement or similar assurance, including surety bonds, bid bonds, advance payment bonds, performance bonds, payment bonds, retention and/or warranty bonds or other bonds or similar instruments.

        "Indebtedness" of any specified Person means (a) all obligations of such specified Person for borrowed money or arising out of any extension of credit to or for the account of such specified Person (including reimbursement or payment obligations with respect to surety bonds, letters of credit, bankers' acceptances and similar instruments), (b) all obligations of such specified Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such specified Person upon which interest charges are customarily paid, (d) all obligations of such specified Person under conditional sale or other title retention agreements relating to Assets purchased by such specified Person, (e) all obligations of such specified Person issued or assumed as the deferred purchase price of property or services, (f) all liabilities secured by (or for which any Person to which any such liability is owed has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge or other encumbrance on property owned or acquired by such specified Person (or upon any revenues, income or profits of such specified Person therefrom), whether or not the obligations secured thereby have been assumed by the specified Person or otherwise become liabilities of the specified Person, (g) all capital lease obligations of such specified Person, (h) all securities or other similar instruments convertible or exchangeable into any of the foregoing, and (i) any liability of others of a type described in any of the preceding clauses (a) through (h) in respect of which the specified Person has incurred, assumed or acquired a liability by means of a Guarantee.

        "Indemnifiable Loss" has the meaning set forth in Section 9.5.

        "Indemnifying Party" has the meaning set forth in Section 9.4(a).

        "Indemnitee" means any UOL Indemnitee or any FTD Indemnitee.

        "Indemnity Payment" has the meaning set forth in Section 9.5.

        "India Separation Date" has the meaning set forth in Section 2.4(a).

        "Information Statement" means the information statement, attached as an exhibit to the Registration Statement, and any related documentation to be provided to holders of UOL Common Stock in connection with the Distribution, including any amendments or supplements thereto.

        "Insurance Policy" means any insurance policies and insurance Contracts, including, without limitation, general liability, property and casualty, workers' compensation, automobile, marine, directors & officers liability, errors and omissions, employee dishonesty and fiduciary liability policies, whether, in each case, in the nature of primary, excess, umbrella or self-insurance overage, together with all rights, benefits and privileges thereunder.

        "Insurance Proceeds" means those monies (in each case, net of any out-of-pocket costs or expenses incurred in the collection thereof):

          (f)    received by an insured Person from any insurer, insurance underwriter, mutual protection and indemnity club or other risk collective, excluding any proceeds received directly or indirectly (such as through reinsurance arrangements) from any captive insurance Subsidiary of the insured Person; or

          (g)   paid on behalf of an insured Person by any insurer, insurance underwriter, mutual protection and indemnity club or other risk collective, excluding any such payment made directly or indirectly (such as through reinsurance arrangements) from any captive insurance Subsidiary of the insured Person, on behalf of the insured.

        "Intellectual Property" means all intellectual property and industrial property rights of any kind or nature, including all U.S. and foreign (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) Trademarks, (iii) copyrights and copyrightable subject matter, (iv) rights of publicity, (v) moral rights and rights of attribution and integrity, (vi) rights in Software, (vii) trade secrets and all other confidential information, know-how, inventions, proprietary processes, formulae, models and methodologies, (viii) rights of privacy and rights to personal information, (ix) telephone numbers and Internet protocol addresses, (x) all rights in the foregoing and in other similar intangible assets, (ix) all applications and registrations for the foregoing and (xii) all rights and remedies against past, present, and future infringement, misappropriation, or other violation of the foregoing.

        "Intended Tax-Free Treatment" has the meaning set forth in the recitals to this Agreement.

        "Intercompany Account" means any receivable, payable or loan between any member of the UOL Entities, on the one hand, and any member of the FTD Entities, on the other hand, that exists prior to the Distribution Time and is reflected in the records of the relevant members of the UOL Entities and the FTD Entities, except for any such receivable, payable or loan that arises pursuant to this Agreement or any Ancillary Agreement.

        "Intercompany Agreement" means any Contract, whether or not in writing between or among any member of the UOL Entities, on the one hand, and any member of the FTD Entities, on the other hand, entered into prior to the Distribution Date, but excluding any Contract to which a Person other than any member of the UOL Entities or the FTD Entities is also a Party.

        "IRS" has the meaning set forth in the recitals to this Agreement.

        "IRS Ruling" has the meaning set forth in the recitals to this Agreement.

        "JAMS" has the meaning set forth in Section 10.2(c).

        "JAMS Rules" has the meaning set forth in Section 10.3(a).

        "Law" means any law, statute, ordinance, code, rule, regulation, order, writ, proclamation, judgment, injunction or decree of any Governmental Authority.

        "Liabilities" means any and all Indebtedness, liabilities, assurances, commitments and obligations of any nature or description, whether accrued, fixed or contingent, mature or inchoate, known or unknown, whether and however arising (including, without limitation, (i) arising out of any Contract, Law, Action, tort based theory or any other legal theory or (ii) any act or failure to act by any past or present stockholders, members, directors, officers, managers, agents or employees of any of the Parties),, and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

        "Litigation Expenses" has the meaning set forth in Section 7.4(a)(ii).

        "Loss" or "Losses" means any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, interest costs, Taxes, fines and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and attorneys', accountants', consultants' and other professionals' fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), of any kind or nature, whether or not the same would properly be reflected on any financial statements or the footnotes thereto.

        "Mediation Period" has the meaning set forth in Section 10.2(c).

        "NASDAQ" means the NASDAQ Global Select Market.

        "NASDAQ Listing Application" has the meaning set forth in Section 3.2(a).

        "Occurrence Based Policies" has the meaning set forth in Section 7.1(b)(ii).

        "Other Party Marks" has the meaning set forth in Section 7.2(a).

        "Party" or "Parties" has the meaning set forth in the preamble to this Agreement.

        "Permitted Lien" means (a) Security Interests consisting of zoning or planning restrictions, easements, servitudes, licenses, permits and other restrictions or limitations on the use of real property or minor irregularities in title thereto which do not materially impair the use or value of the respective property, (b) Security Interests for current Taxes, assessments or similar governmental charges or levies not yet due or which are being contested in good faith and (c) mechanic's, workmen's, materialmen's, carrier's, repairer's, warehousemen's and other similar Security Interests arising or incurred in the ordinary course of business for amounts not overdue.

        "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, a union, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

        "Pre-Distribution Claim" has the meaning set forth in Section 7.1(d)(i).

        "Record Date" means the close of business on the date, to be determined by the Board of Directors of United Online, as the record date for determining holders of UOL Common Stock entitled to receive shares of FTD Common Stock in the Distribution.

        "Record Holders" has the meaning set forth in Section 4.1.

        "Registration Statement" means the registration statement on Form 10 of FTD with respect to the registration under the Exchange Act of the FTD Common Stock to be distributed in the Distribution, including any amendments or supplements thereto.

        "Reverse Stock Split" means the one-for-seven reverse stock split of UOL Common Stock that United Online intends to implement immediately prior to the Distribution.

        "Run-Off Policy" has the meaning set forth in Section 7.1(c)(iii).

        "SEC" means the United States Securities and Exchange Commission.

        "Security Interest" means any mortgage, security interest, pledge, lien, charge, claim, option, indenture, right to acquire, right of first refusal, deed of trust, licenses to third Parties, leases to third Parties, security agreements, voting or other restriction, right-of-way, covenant, condition, easement, servitude, zoning matters, permit, restriction, encroachment, restriction on transfer, restrictions or limitations on use of real or personal property or any other encumbrance of any nature whatsoever, imperfections in or failure of title or defect of title.

        "Separation" means the transactions contemplated by Article II.

        "Shared IP" means any Intellectual Property other than (i) Trademarks and (ii) Shared Scripts that is owned by the UOL Entities and used by the FTD Entities or vice versa prior to the Distribution Time.

        "Shared Litigation Matters" means (a) each Action listed on Schedule 7.4; (b) each additional Action hereafter asserted against both a member of the UOL Entities and a member of the FTD Entities that arises out of or relates to any of the practices challenged in the Actions listed on Schedule 7.4 that occurred prior to the consummation of the Distribution; (c) any Action asserted against both a member of the UOL Entities and a member of the FTD Entities prior to the consummation of the Distribution; and (d) any other Action consolidated with any Action referred to in clause (a), (b) or (c) above.

        "Shared Scripts" means all computer programming scripts that are owned by the UOL Entities as of the Distribution Time and are used by the FTD Entities prior to the Distribution Time, including, without limitation, the scripts set forth on Exhibit C.

        "Software" means all computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, and technology supporting the foregoing, and all documentation, including flowcharts and other logic and design diagrams, technical, functional and other specifications, and user and training materials related to any of the foregoing.

        "Subsidiary" means, with respect to any specified Person, any corporation, partnership, limited liability company, joint venture or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such specified Person or by any one or more of its subsidiaries, or by such specified Person and one or more of its subsidiaries.

        "Tax" or "Taxes" has the meaning set forth in the Tax Sharing Agreement.

        "Tax Return" has the meaning set forth in the Tax Sharing Agreement.

        "Tax Sharing Agreement" means that certain Tax Sharing Agreement, dated as of the date hereof, by and between United Online and FTD, as may be amended from time to time.

        "Third-Party Claim" has the meaning set forth in Section 9.4(b).

        "Trademarks" means all U.S. and foreign trademarks, service marks, corporate names, trade names, domain names, logos, slogans, designs, trade dress and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing.

        "Transactions" means the Separation, the Distribution and any other transactions contemplated by this Agreement or any Ancillary Agreement.

        "Transfer Agent" means Computershare.

        "Transaction Expenses" has the meaning set forth in Section 12.2.

        "Transition Period" has the meaning set forth in Section 7.2(a).

        "Transition Services Agreement" means that certain Transition Services Agreement, dated as of the date hereof, by and between United Online and FTD, as may be amended from time to time.

        "United Online" has the meaning set forth in the preamble to this Agreement.

        "UOL Assets" means any Assets owned by the UOL Entities, other than any FTD Assets.

        "UOL Businesses" means (a) the communications and content and media businesses conducted by the UOL Entities (including, without limitation, NetZero, Juno, Classmates.com and MyPoints.com) and (b) any other business (other than the FTD Business) directly conducted by any member of the UOL Entities as of or prior to the date of this Agreement (including any terminated, divested or discontinued business or operations of the UOL Entities).

        "UOL Common Stock" has the meaning set forth in the recitals to this Agreement.

        "UOL Entities" means United Online and the UOL Subsidiaries.

        "UOL Indemnitees" means each member of the UOL Entities and their Affiliates and each of their respective current or former stockholders, members, directors, officers, managers, agents and employees (in each case, in such Person's respective capacity as such) and their respective heirs, executors, administrators, successors and assigns.

        "UOL India" means United Online Software Development (India) Private Limited, a wholly-owned subsidiary of United Online.

        "UOL Liabilities" means any Liabilities of the UOL Entities, other than any FTD Liabilities.

        "UOL Subsidiaries" means (a) each of the entities listed on Exhibit B hereto, (b) any other entity (other than any FTD Subsidiary) that is owned, in whole or in part, by any of the entities listed on Exhibit B hereto prior to the Distribution Time, and (c) any other entity which becomes a Subsidiary of UOL after the Distribution Time.

        Section 1.2    Interpretation.    In this Agreement and the Ancillary Agreements, unless the context clearly indicates otherwise:

          (a)   words used in the singular include the plural and words used in the plural include the singular;

          (b)   the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation";

          (c)   the word "or" shall have the inclusive meaning represented by the phrase "and/or";

          (d)   relative to the determination of any period of time, "from" means "from and including," "to" means "to but excluding" and "through" means "through and including";

          (e)   accounting terms used herein shall have the meanings historically ascribed to them by United Online and its Subsidiaries, including FTD and United Online, in its and their internal accounting and financial policies and procedures in effect immediately prior to the date of this Agreement;

          (f)    all references herein to Articles, Sections, paragraphs, subparagraphs, clauses, Exhibits or Schedules shall be deemed references to Articles, Sections, paragraphs, subparagraphs or clauses of, or Exhibits or Schedules to, this Agreement;

          (g)   reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

          (h)   reference to any Law means such Law (including any and all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

          (i)    references to any Person include such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement; a reference to a third party shall be deemed to mean a Person who is not a Party or an Affiliate of a Party;

          (j)    if there is any conflict between the provisions of the main body of this Agreement or an Ancillary Agreement and the Exhibits or Schedules hereto or thereto, the provisions of the main body of this Agreement or the Ancillary Agreement, as applicable, shall control unless explicitly stated otherwise in such Exhibits or Schedule;

          (k)   if there is any conflict between the provisions of this Agreement and any Ancillary Agreement, the provisions of such Ancillary Agreement shall control (but only with respect to the subject matter thereof) unless explicitly stated otherwise therein; and

          (l)    any portion of this Agreement or any Ancillary Agreement obligating a Party to take any action or to refrain from taking any action, as the case may be, shall mean that such Party shall also be obligated to cause its relevant Subsidiaries to take such action or to refrain from taking such action, as the case may be.

ARTICLE II

THE SEPARATION

        Section 2.1    Transfers of Assets and Assumptions of Liabilities.    Except as otherwise expressly provided herein (including but not limited to Section 2.4 and Section 7.4) or in any of the Ancillary Agreements:

          (a)   Effective as of the Distribution Time (i) all FTD Assets are intended to be and shall become Assets of the FTD Entities, (ii) all FTD Liabilities are intended to be and shall become the Liabilities of the FTD Entities and (iii) all other Assets and Liabilities of the UOL Entities are intended to be and shall remain exclusively the Assets and Liabilities of the UOL Entities.

          (b)   United Online agrees that, effective as of the Distribution Time, it will transfer or cause to be transferred to FTD or to such other members of the FTD Entities as FTD may designate all right, title and interest in FTD Assets held by any member of the UOL Entities (if any).

          (c)   FTD agrees that, effective as of the Distribution Time, it will transfer or cause to be transferred to United Online or to such other member of the UOL Entities as United Online may designate all right, title and interests in UOL Assets held by any member of the FTD Entities (if any).

          (d)   FTD agrees that it will, or will cause another member of the FTD Entities designated by FTD to (i) assume any of the FTD Liabilities for which a member of the FTD Entities is not the obligor, effective as of the Distribution Time, and (ii) timely pay and discharge all of the FTD Liabilities, at and after the Distribution Time.

          (e)   United Online agrees that it will, or will cause another member of the UOL Entities designated by United Online to (i) assume any of the UOL Liabilities for which a member of the UOL Entities is not the obligor, effective as of the Distribution Time, and (ii) timely pay and discharge all of the UOL Liabilities, at and after the Distribution Time.

          (f)    In the event that any conveyance of an Asset required hereby is not effected at or before the Distribution Time, the obligation to transfer such Asset shall continue past the Distribution Time and shall be accomplished as soon thereafter as practicable.

          (g)   If any Asset may not be transferred by reason of the requirement to obtain the consent of any third-party and such consent has not been obtained by the Distribution Time, then (unless otherwise expressly agreed by United Online and FTD) such Asset shall not be transferred until such consent has been obtained. Subject to reimbursement from the other Party of all reasonable costs and expenses incurred in connection with such actions, United Online and FTD, as the case may be, shall (i) cause the owner of such Asset to use commercially reasonable efforts to provide to the appropriate member of the other Group all the rights and benefits under such Asset, (ii) cause such owner to enforce such Asset for the benefit of such member and (iii) cause such member to assume all obligations of such Asset, in each case to the extent that such action does not cause a breach or default under such Asset. Both Parties shall otherwise cooperate and use commercially reasonable efforts to provide the economic and operational equivalent of an assignment or transfer of the Asset as of the Distribution Time.

          (h)   From and after the Distribution Time, each Party shall promptly transfer or cause the members of its Group promptly to transfer to the other Party or the appropriate member of the other Party's Group, from time to time, any property received that is an Asset of the other Party or a member of such other Party's Group. Without limiting the foregoing, funds received by a member of one Group upon the payment of accounts receivable that belong to a member of the other Group shall be transferred to the other Group by wire transfer as promptly as practicable after the receiving party becomes aware of having received such funds.

        Section 2.2    Termination of Intercompany Agreements.

          (a)    Termination of Agreements between UOL Entities and FTD Entities.    Except as set forth in Section 2.2(b), United Online, on behalf of itself and each of the other members of the UOL Entities, and FTD, on behalf of itself and each of the other members of the FTD Entities, hereby terminate, effective as of the Distribution Time, any and all Intercompany Agreements and other intercompany arrangements and course of dealings. No such terminated Intercompany Agreement, intercompany arrangement or course of dealings will be of any further force or effect from and after the Distribution Time, and all Parties shall be released from all Liabilities thereunder other than the Liability to settle any Intercompany Accounts as provided in Section 2.3. Each Party shall take, or cause to be taken, any and all actions as may be reasonably necessary to effect the foregoing.

          (b)    Exceptions.    The provisions of Section 2.2(a) shall not apply to any of the following agreements (which agreements shall continue to be outstanding after the Distribution Date and thereafter shall be deemed to be, for each relevant Party or the member of such Party's Group), an obligation to a third party and shall no longer be an Intercompany Agreement):

              (i)  this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement);

             (ii)  any confidentiality or non-disclosure agreements among any members of either Group or employees of any member of either Group; and

            (iii)  any agreement listed or described in Schedule 2.2(b), if any.

          (c)   If any Intercompany Agreement, intercompany arrangement and/or course of dealings is terminated pursuant to Section 2.2(a) and, but for the mistake or oversight of either Party hereto, would have been listed in Schedule 2.2(b), then, at the request of United Online or FTD made within twelve (12) months following the Distribution Date, the relevant Parties shall negotiate in good faith after the Distribution to determine whether, notwithstanding such termination, such

  Intercompany Agreement, intercompany arrangement and/or course of dealings should continue following the Distribution Date and the terms and conditions upon which the Parties may continue with respect thereto.

        Section 2.3    Settlement of Intercompany Account.    Each Intercompany Account (other than those set forth in Schedule 2.3(a)) outstanding immediately prior to the Distribution Date will be settled, capitalized, cancelled, assigned or assumed by the relevant members of the UOL Entities and the FTD Entities prior to the Distribution Time, in each case in the manner agreed to by the Parties; provided that each Intercompany Account set forth in Schedule 2.3(b) will be settled, capitalized, cancelled, assigned or assumed by the relevant members of the UOL Entities and the FTD Entities no later than forty-five (45) days after the Distribution Date, in each case in the manner agreed to by the Parties. Each Intercompany Account outstanding immediately prior to the Distribution Date set forth in Schedule 2.3(a) shall continue to be outstanding after the Distribution Date (unless previously satisfied in accordance with its terms) and thereafter shall be deemed to be, for each Party (or the relevant member of such Party's Group), an obligation to a third party and shall no longer be an Intercompany Account. With respect to any outstanding checks issued by UOL Entities, FTD Entities, or any of their respective Subsidiaries prior to the Distribution Date, such outstanding checks shall be honored following the Distribution Date by the entity owning the account on which the check is drawn. As between UOL Entities and FTD Entities (and their respective Subsidiaries) all payments and reimbursements received after the Distribution Date by either Party (or any of its Subsidiaries) in respect or satisfaction of a business, Asset or Liability of the other Party (or any of its Subsidiaries), shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, as promptly as commercially practicable or as otherwise agreed between the Parties, upon receipt by such Party of any such payment or reimbursement, such Party shall pay over, or shall cause its applicable Subsidiary to pay over, to the other Party the amount of such payment or reimbursement.

        Section 2.4    Separation of United Online Software Development (India) Pvt Ltd.

          (a)   On or before January 1, 2014, UOL India will (and United Online shall cause UOL India to) transfer, free from all Encumbrances, all of UOL India's right, title and interest in all computer servers and other hardware and other immaterial assets and liabilities (if any) dedicated primarily to servicing the FTD Business, as set forth in Schedule 2.4(a) (as may be amended from time to time upon mutual agreement of the Parties) (the "FTD India Assets"), to FTD India in exchange for a cash payment to UOL India in an amount equal to the fair market value of the FTD India Assets at the time of such transfer. On or before such transfer date (the "India Separation Date"), FTD India shall (and FTD shall cause FTD India to) purchase, acquire and assume all of UOL India's right, title and interest in the FTD India Assets, free from all Encumbrances, in exchange for such cash payment. United Online and FTD agree that the current estimated fair market value of the FTD India Assets is less than $750,000. The Parties shall use their respective commercially reasonable efforts to cause the India Separation Date to occur as soon as reasonably practicable following the date of this Agreement.

          (b)   Unless otherwise expressly agreed by the Parties, on or before the India Separation Date, UOL India will (and United Online shall cause UOL India to) assign, novate, enter into appropriate contractual arrangements or take such other commercially reasonable actions, as may be required, to cause the transfer of all of UOL India's rights and obligations under the leasehold contracts in respect of the lease of two floors occupied by personnel primarily dedicated to servicing the FTD Business, as set forth in Schedule 2.4(b), to FTD India. FTD India shall (and FTD shall cause FTD India to) bear all the costs and the expenses (including but not limited to stamp duty and registration charges, attorneys' fees, and other third party costs and expenses) payable in relation to the transfer of the leasehold contracts.

          (c)   On or prior to the India Separation Date, FTD India will (and FTD shall cause FTD India to) offer employment to all personnel of UOL or UOL India primarily dedicated to servicing the FTD Business and all other personnel of UOL or UOL India as mutually agreed upon by the Parties (collectively, the "FTD India Personnel") as of the India Separation Date, in the following manner:

              (i)  there shall be no interruption in the service of the FTD India Personnel and they shall be provided with all the benefits of continuity of service recognizing their prior service with UOL India, including for the purposes of calculating dues, compensation or other amounts (whether statutory or contractual) payable to such personnel;

             (ii)  FTD India Personnel shall be provided with terms and conditions of service that are not in any way less favorable than those offered to such FTD India Personnel by UOL India as of immediately prior to the India Separation Date; and

            (iii)  FTD India shall be liable to pay the FTD India Personnel all dues, compensation or other amounts (whether statutory or contractual) that become payable to such FTD India Personnel on the basis that the service of such FTD India Personnel has been continuous and that there has not been any interruption in the service by way of transfer from UOL India to FTD India pursuant to this Agreement.

In the event that any FTD India Personnel does not accept FTD India's offer of employment as described above, for any reason whatsoever, then UOL India shall pay all applicable dues, compensation or other amounts (whether statutory or contractual) to such FTD India Personnel on account of severance of employment or separation of service of such FTD India Personnel. FTD India shall (and FTD shall cause FTD India to) reimburse UOL India for an amount equal to all such payments made by UOL or UOL India to such FTD India Personnel and for any other costs incurred by UOL or UOL India related to the matters contemplated in this Section 2.4.

ARTICLE III

CERTAIN ACTIONS PRIOR TO THE DISTRIBUTION

        Section 3.1    SEC and Other Securities Filings.

          (a)   Prior to the date of this Agreement, the Parties prepared and filed the Registration Statement with the SEC.

          (b)   The Parties shall use their respective commercially reasonable efforts to cause the Registration Statement to become effective as soon as reasonably practicable following the date of this Agreement.

          (c)   As soon as practicable after the Registration Statement becomes effective, FTD shall mail the Information Statement to the Record Holders.

          (d)   The Parties shall cooperate in preparing and filing with the SEC, and shall use their respective commercially reasonable efforts to cause to become effective, any other registration statements or amendments or supplements thereto that are necessary or appropriate in order to effect the Transactions, or to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the Transactions.

          (e)   The Parties shall take all such actions as may be necessary or appropriate under the securities or "blue sky" Laws of the states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the Transactions.

        Section 3.2    NASDAQ Listing Application.

          (a)   Prior to the date of this Agreement, the Parties prepared and filed an application for the listing on NASDAQ of FTD Common Stock to be issued to the Record Holders in the Distribution (the "NASDAQ Listing Application").

          (b)   The Parties shall use their respective commercially reasonable efforts to have the NASDAQ Listing Application approved, subject to official notice of issuance, as soon as reasonably practicable following the date of this Agreement.

        Section 3.3    Governmental Approvals and Consents.    To the extent that any of the Transactions require any Governmental Approval or Consent which has not been obtained prior to the date of this Agreement, the Parties will use their respective commercially reasonable efforts to obtain, or caused to be obtained, such Governmental Approval or Consent prior to the Distribution Time.

        Section 3.4    Ancillary Agreements.    Prior to the Distribution Time, each Party shall execute and deliver, and shall cause each applicable member of its Group to execute and deliver, as applicable, the following agreements (collectively, including any exhibits, schedules, attachments, tables or other appendices thereto and each other agreement or other instrument contemplated therein, the "Ancillary Agreements"):

          (a)   Tax Sharing Agreement;

          (b)   Transition Services Agreement;

          (c)   Employee Matters Agreement; and

          (d)   such other written agreements, documents or instruments as the Parties may agree are reasonably necessary or desirable and which specifically state that they are Ancillary Agreements within the meaning of this Agreement.

        Section 3.5    Governance Matters.

          (a)    Articles of Incorporation and Bylaws.    On or prior to the Distribution Date, the Parties shall take all necessary actions to adopt each of the amended and restated certificate of incorporation and the amended and restated bylaws of FTD, each substantially in the forms filed by FTD with the SEC as exhibits to the Registration Statement.

          (b)    Officers and Directors.    On or prior to the Distribution Date, the Parties shall take all necessary action so that, as of the Distribution Date, the officers and directors of FTD will be as set forth in the Information Statement.

          (c)    Certain Resignations.    On or prior to the Distribution Date, (i) FTD shall deliver, or cause to be delivered, to United Online resignations, effective immediately after the Distribution, of each individual set forth on Schedule 3.5(c)(i) from each such individual's position or positions with any member of the UOL Entities and (ii) United Online shall deliver, or cause to be delivered, to FTD resignations, effective immediately after the Distribution, of each individual set forth on Schedule 3.5(c)(ii) from each such individual's position or positions with any member of the FTD Entities.

ARTICLE IV

THE DISTRIBUTION

        Section 4.1    Delivery to Transfer Agent.    Subject to the conditions specified in Section 5.1, on or prior to the Distribution Date, United Online will authorize the Transfer Agent, for the benefit of holders of record of UOL Common Stock at the close of business on the Record Date (the "Record Holders"), to effect the book-entry transfer of all outstanding shares of FTD Common Stock and will order the Transfer Agent to effect the Distribution at the Distribution Time in the manner set forth in Section 4.2.

        Section 4.2    Mechanics of the Distribution.

          (a)   Effective as of 12:01 a.m., New York time, on the Distribution Date, United Online will direct the Transfer Agent to distribute, effective as of the Distribution Time, to each Record Holder, one share of FTD Common Stock for every five shares of United Online Common Stock held by such Record Holder on the Record Date (prior to giving effect to the Reverse Stock Split). All such shares of FTD Common Stock to be so distributed shall be distributed as uncertificated shares registered in book-entry form through the direct registration system. No certificates therefor shall be distributed. Following the Distribution, United Online shall cause the Transfer Agent to deliver an account statement to each holder of FTD Common Stock reflecting such holder's ownership thereof. All of the shares of FTD Common Stock distributed in the Distribution will be validly issued, fully paid and non-assessable.

          (b)   The Transfer Agent will initially hold any FTD Common Stock that remains unclaimed by a Record Holder for the account of such Record Holder. Any FTD Common Stock that remains unclaimed by any Record Holder 180 days after the Distribution Date will be delivered to FTD (or its transfer agent) for the account of such Record Holder and such Record Holder will look only to FTD for the FTD Common Stock, subject in each case to applicable escheat or other abandoned property Laws. Following the delivery of the FTD Common Stock to FTD (or its transfer agent), United Online expressly waives any claim to any such unclaimed FTD Common Stock delievered to FTD (or its transfer agent) pursuant to this Section 4.2(b) and United Online shall have no liability with respect to any such unclaimed FTD Common Stock.

          (c)   Notwithstanding the foregoing provisions of this Section 4.2, the rights of holders of restricted stock and stock options of United Online shall be as provided in the Employee Matters Agreement.

ARTICLE V

CONDITIONS

        Section 5.1    Conditions Precedent to Consummation of the Transactions.    None of the Transactions shall become effective unless the following conditions have been satisfied or (except with respect to clauses (b) and (c) below) waived by the Board of Directors of United Online, in its sole and absolute discretion, at or before the Distribution Time:

          (a)   the Board of Directors of United Online shall have approved the Transactions, including the declaration of the Distribution, which approval may be given or withheld at its sole and absolute discretion;

          (b)   the SEC has declared effective the Registration Statement on Form 10, with no stop order in effect with respect thereto, and with no proceedings for such purpose pending or threatened by the SEC;

          (c)   FTD shall have mailed the Information Statement (and such other information concerning FTD, the FTD Business, FTD's operations and management, the Distribution and such other matters as the Parties shall determine and as may otherwise be required by Law) to the Record Holders;

          (d)   all other actions and filings necessary or appropriate under applicable federal or state securities Laws and state blue sky Laws in connection with the Transactions shall have been taken;

          (e)   the IRS Ruling shall remain in full force and effect and shall not have been modified or amended in any respect adversely affecting the Intended Tax-Free Treatment of the Distribution;

          (f)    United Online shall have received an opinion from Skadden, Arps, Slate, Meagher & Flom LLP (which opinion will rely upon the effectiveness of the IRS Ruling), dated as of the

  Distribution Date, in form and substance acceptable to the Parties substantially to the effect that, among other things, the Distribution will qualify as a tax-free transaction under Section 355 of the Code;

          (g)   the FTD Common Stock to be distributed pursuant to the Distribution and related transactions shall have been accepted for listing on NASDAQ, subject to official notice of issuance;

          (h)   the Ancillary Agreements shall have been executed and delivered by each of the Parties thereto and no Party to any of the Ancillary Agreements will be in material breach of any such agreement;

          (i)    any material Governmental Approvals and Consents necessary to consummate the Transactions or any portion thereof shall have been obtained and be in full force and effect;

          (j)    no preliminary or permanent injunction or other order, decree, or ruling issued by a Governmental Authority, and no statute (as interpreted through orders or rules of any Governmental Authority duly authorized to effectuate the statute), rule, regulation or executive order promulgated or enacted by any Governmental Authority shall be in effect preventing the consummation of, or materially limiting the benefits of, the Transactions; and

          (k)   no other event or development shall have occurred or failed to occur that, in the judgment of the Board of Directors of United Online, in its sole discretion, prevents the consummation of the Transactions or any portion thereof or makes the consummation of the Transactions inadvisable.

        Section 5.2    Right Not to Close.    Each of the conditions set forth in Section 5.1 is for the benefit of United Online and the Board of Directors of United Online may, in its sole and absolute discretion, determine whether to waive any condition, in whole or in part (other than the conditions set forth in Section 5.1(b) and Section 5.1(c) above). Any determination made by the Board of Directors of United Online concerning the satisfaction or waiver of any or all of the conditions in Section 5.1 will be conclusive and binding on the Parties. The satisfaction of the conditions set forth in Section 5.1 will not create any obligation on the part of United Online to any other Person to effect any of the Transactions or in any way limit United Online' right to terminate this Agreement and the Ancillary Agreements as set forth in Section 11.1 or alter the consequences of any termination from those specified in Section 11.2.

ARTICLE VI

NO REPRESENTATIONS OR WARRANTIES

        Section 6.1    Disclaimer of Representations and Warranties.    EACH PARTY (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF ITS GROUP) ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN ANY ANCILLARY AGREEMENT OR IN ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, NO PARTY IS REPRESENTING OR WARRANTING IN ANY WAY AS TO (A) THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED, DISTRIBUTED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, (B) ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, (C) THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF ANY PARTY, (D) THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR (E) THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, DISTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER OR

THEREUNDER TO CONVEY TITLE TO ANY ASSET UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF.

        Section 6.2    As Is, Where Is.    EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, ALL ASSETS TRANSFERRED PURSUANT TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT ARE BEING TRANSFERRED AS IS, WHERE IS, WITH ALL FAULTS.

ARTICLE VII

CERTAIN COVENANTS AND ADDITIONAL AGREEMENTS

        Section 7.1    Insurance Matters.

          (a)    General.    Each Insurance Policy owned or maintained by or on behalf of the UOL Entities that relates exclusively to (i) the FTD Business ("FTD Specific Policies") shall be an FTD Asset and (ii) the UOL Businesses shall be a UOL Asset. All other Insurance Policies shall be subject to the provisions of Section 7.1(b).

          (b)    Combined Policies.    United Online hereby agrees to use its commercially reasonable efforts to take the following actions, effective in each case prior to or on the Distribution Date (it being understood that FTD shall be responsible for all premiums, costs and fees associated with (x) any new Insurance Policies placed for the benefit of FTD pursuant to this Section 7.1(b) and (y) any incremental increase in any Insurance Policy's premiums, costs and fees associated with the prior acts coverage or with the transitional services coverage relating to the Transition Services Agreement):

              (i)  allow each Insurance Policy listed Schedule 7.1(b)(i) (the "Occurrence Based Policies") to expire by its terms and place separate policies for each of United Online and FTD on substantially similar terms as the Occurrence Based Policies; and

             (ii)  allow each Insurance Policy listed in Schedule 7.1(b)(ii) (the "Claims Made Policies" and together with the Occurrence Based Policies, the "Combined Policies") to expire by its terms and place separate policies for each of United Online and FTD on substantially similar terms as the Claims Made Policies and, in the case of United Online's Claims Made Policies, including prior acts coverage with full retroactivity for United Online and FTD if such coverage is available and commercially reasonable, as determined by United Online.

          (c)    D&O Policies.

              (i)  United Online shall cause each Insurance Policy with respect to those Persons who are currently covered by the UOL Entities' existing directors and officers Insurance Policies (the "Existing D&O Policies") to be renewed as of the Distribution Date on substantially similar terms as the Existing D&O Policies, but with an exclusion for claims that arise out of, or are primarily related to, the FTD Assets, serving as a director or officer of the FTD Entities, or the operation of the FTD Business.

             (ii)  FTD shall cause directors and officers Insurance Policies to be put in place as of the Distribution Date for the benefit of directors and officers of the FTD Entities (it being understood that FTD shall be responsible for all premiums, costs and fees associated with such policies).

            (iii)  For the six-year period commencing immediately after the Distribution Date, United Online shall maintain in effect prepaid run-off tail coverage (the "Run-Off Policy") for claims that arise out of, or are primarily related to, the FTD Assets, serving as a director or officer of the FTD Entities, or the operation of the FTD Business prior to the Distribution Date, with respect to those Persons who are currently covered by the Existing D&O Policies, on terms and at limits no less favorable than the coverage currently provided under such policies.

          All premiums and commissions due with respect to the Run-Off Policy shall be paid by FTD.

          (d)    Pre-Distribution Claims.

              (i)  For any claim asserted against any member of the FTD Entities after the Distribution Date arising out of an occurrence or Loss taking place prior to the Distribution Date ("Pre-Distribution Claim"), the applicable member of the FTD Entities may access coverage under any of the Insurance Policies under which the applicable member of the FTD Entities is insured and United Online shall cooperate with the applicable member of the FTD Entities in connection with the tendering of such claims.

             (ii)  In the event that a Pre-Distribution Claim relates to the same occurrence for which any member of the UOL Entities is seeking coverage under an Insurance Policy, and the limits under the applicable Insurance Policy are not sufficient to fund all covered claims of the applicable member of the UOL Entities and the applicable member of the FTD Entities, amounts due under such Insurance Policy shall be paid to the respective entities in proportion to the amounts which otherwise would be due were the limits of liability infinite.

            (iii)  After the Distribution Date, any third party administrator fees and deposits related to claims made under any Insurance Policy shall be paid in accordance with the protocol historically used prior to the Distribution Date.

          (e)    Retentions/Deductibles.

              (i)  For any Pre-Distribution Claim made after the Distribution Date, all amounts necessary to exhaust or otherwise satisfy all applicable retentions, deductibles or other amounts not covered by such policy shall be:

              (A)  paid by United Online to the extent such claim relates exclusively to the UOL Businesses;

              (B)  paid by FTD to the extent such claim relates exclusively to the FTD Business; or

              (C)  split equitably between United Online and FTD, as determined in United Online's reasonable discretion, for all other claims, including any claim relating to general corporate matters.

             (ii)  FTD shall be permitted to determine whether to settle any claim for which FTD is required to pay any applicable deductibles or retentions pursuant to Section 7.1(e)(i)(B); provided that FTD shall not enter into any such settlement without the consent (not to be unreasonably withheld, conditioned or delayed) of United Online if the settlement (A) has the effect of permitting any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against any UOL Entity, (B) does not release the UOL Entities from all liabilities and obligations with respect to such claim, (C) includes an admission of guilt or liability on behalf of any of the UOL Entities, or (D) is otherwise prejudicial to any of the UOL Entities.

            (iii)  For the avoidance of doubt, any dispute between the Parties arising out of or related to this Section 7.1(e) shall be subject to the dispute resolution provisions of Article X.

          (f)    Unearned Premium.    United Online and FTD shall be entitled to their respective interest in any unearned premium paid by any insurer as a result of the cancellation of any of the Combined Policies pursuant to Section 7.1(b)(i) or Section 7.1(b)(ii). Each Party's respective interest in any unearned premium shall be determined based on the proportion of the premium paid by each Party with respect to such policy in accordance with the internal premium allocation model historically used prior to the Distribution Date.

          (g)    Expirations and Renewals.    With respect to any Combined Policy that expires prior to the Distribution Date, United Online shall, in its sole discretion, take any of the following actions:

  (i) allow the policy to expire and place separate policies for United Online and FTD in accordance with Section 7.1(b), as applicable, (ii) extend the policy through the Distribution Date or (iii) renew the policy.

          (h)    Copies of Policies.    As soon as reasonably practical following the Distribution Date, United Online shall, at its own expense, provide to FTD copies of all FTD Specific Policies and all Combined Policies. At any time after the Distribution Date, upon the reasonable request of FTD, United Online shall provide to FTD copies of all other documents related to any FTD Specific Policies or any Combined Policies (in each case, including without limitation, certificates of insurance, insurer quotes and documents provided to underwriters).

        Section 7.2    Use of Names.

          (a)   Except as otherwise provided in any Ancillary Agreement, as soon as practicable and in any event prior to the end of the period beginning on the Distribution Date and ending ninety (90) days thereafter (the "Transition Period"), the Parties, each at their own expense, shall remove, strike over or otherwise obliterate any and all exterior and interior signs and identifiers on Assets or properties owned or held by such Party or any member of its Group that show any affiliation with any member of the other Group. United Online hereby grants to FTD and FTD hereby grants to United Online, and each Party shall cause the other members of its respective Group to grant to the other Party, during the Transition Period, a worldwide, non-exclusive, non-transferable, fully-paid and royalty-free license to use each member of their Group's respective corporate names ("Other Party Marks") on any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, computer software and other material used in their respective businesses as of the Distribution Time. Any use by either Party or any member of its Group of any of the Other Party Marks of the other Party as permitted in this Section 7.2 is subject to their compliance with the quality control requirements and guidelines in effect for the Other Party Marks as of the Distribution Time. Notwithstanding the foregoing, United Online shall use commercially reasonable efforts to change all references to the Other Party Marks of FTD and each other member of its Group, and FTD shall use commercially reasonable efforts to change all references to the Other Party Marks of United Online and each other member of its Group, in each case, as soon as practicable following the Distribution Time.

          (b)   Except as otherwise provided in any Ancillary Agreement, at the end of the Transition Period, (i) without the prior written consent of United Online, FTD shall not, and shall cause each other member of its Group not to, use or display the name "United Online," or any variations thereof, or other trademarks, trade names, logos or identifiers using any of such names or otherwise owned by or licensed to any member of the UOL Entities, or hold itself out as having any affiliation with United Online or any member of its Group and (ii) without the prior written consent of FTD, United Online shall not, and shall cause each other member of its Group not to, use or display the name "FTD," "Interflora," or any variations thereof, or other trademarks, trade names, logos or identifiers using any of such names or otherwise owned by or licensed to any member of the FTD Entities, or hold itself out as having any affiliation with FTD or any member of its Group; provided that notwithstanding the foregoing, nothing contained in this Agreement shall prevent any Party from using any other Party's name in public filings with Governmental Authorities, materials intended for distribution to either Party's stockholders or any other communication in any medium that describes the relationship between the Parties, including materials distributed to employees relating to the transition of employee benefit plans; provided that the continuation of references to such Other Party Marks in telephone directories (and other similar third party or incidental uses which are not capable of being updated within the time period set forth above) will not breach this Section 7.2; and provided that the foregoing shall not prohibit either Party or any member of a Party's Group from making use of any Other Party Mark in a manner that would constitute "fair use" under applicable Law if any unaffiliated third party made such use or would otherwise be legally permissible for any unaffiliated third party without the consent of the Party owning such Other Party Mark.

          (c)   Each Party shall use the Other Party Marks as allowed hereunder only in connection with goods or services that are of a level of quality at least equal to the quality of comparable goods or services marketed by that Party before the Distribution Time and that it will allow the Party owning the right to such Other Party Marks reasonable inspection rights, upon reasonable written notice, to ensure compliance with the foregoing.

        Section 7.3    Mail and Other Communications.

          (a)   From time to time following the Distribution Date, a member of one Group may receive mail, packages and other communications properly belonging to a member of the other Group.

          (b)   Accordingly, at all times after the Distribution Date:

              (i)  FTD authorizes each member of the UOL Entities to open all mail, packages and other communications received by any member of the UOL Entities, subject to the confidentiality provisions and restrictions in Section 8.7, and to the extent that any such mail, package or other communication does not relate solely to UOL Businesses, United Online shall, or shall cause any other applicable member of the UOL Entities to, promptly deliver such mail, package or other communication to a member of the FTD Entities; and

             (ii)  United Online authorizes each member of the FTD Entities to open all mail, packages and other communications received by any member of the FTD Entities, subject to the confidentiality provisions and restrictions in Section 8.7, and to the extent that any such mail, package or other communication does not relate solely to FTD Business, FTD shall, or shall cause any other applicable member of the FTD Entities to, promptly deliver such mail, package or other communication to a member of the UOL Entities.

          (c)   The provisions of this Section 7.3 are not intended to, and will not be deemed to, constitute an authorization by any Party to permit the other to accept service of process on its behalf and no Party is or will be deemed to be the agent of any other Party for service of process purposes.

        Section 7.4    Litigation

          (a)    Shared Litigation Matters.

              (i)  Control of Shared Litigation Matters.    United Online shall control the litigation and settlement of the Shared Litigation Matters. FTD agrees that the outside legal counsel currently retained by United Online in the Shared Litigation Matters may continue to represent the interests of both FTD and United Online. FTD shall use commercially reasonable efforts to cooperate with United Online with respect to such Shared Litigation Matters.

             (ii)  Allocation of Litigation Expenses.    United Online shall initially pay all joint attorneys', accountants', consultants', expert witnesses' and other professionals' fees and expenses and all other out-of-pocket costs incurred on behalf of itself and FTD in the investigation, defense and/or evaluation of each Shared Litigation Matter ("Litigation Expenses"). United Online shall periodically furnish to FTD copies of invoices paid by United Online for Litigation Expenses. Within thirty (30) days of FTD's receipt of such invoices, FTD shall pay United Online an amount equal to one-third of the Litigation Expenses (or such other share of the Litigation Expenses as reasonably determined by United Online), representing FTD's estimated share of the Litigation Expenses. For each Shared Litigation Matter, within sixty (60) days of the final determination of FTD's allocation of liability pursuant to Section 7.4(a)(iii) below, United Online shall provide to FTD a proposed allocation of the Litigation Expenses between United Online and FTD, calculated to be in proportion to United Online's and FTD's respective allocated liability for the settlement or judgment of the Shared Litigation Matter. If FTD does not object to the proposed allocation within sixty (60) days, FTD shall pay to United Online, or United Online shall pay to FTD, the amount necessary to true up the amounts contributed by each company to match the allocation of the Litigation Expenses. If FTD provides United Online with a written notice of objection to United Online's allocation of Litigation Expenses within such sixty (60) day period, United Online and FTD shall endeavor in good faith to negotiate a mutually agreeable allocation of such Litigation Expenses. If FTD and United Online have not reached a mutually agreeable allocation of such Litigation Expenses within ninety (90) days of United Online's receipt of such objection notice, either FTD or United Online may request in writing to the other Party that such allocation be resolved through the dispute resolution mechanism provided in Article X. FTD shall be entitled to observe the litigation with counsel of its own selection at its own cost, and is responsible for the costs of its own in-house counsel and other internal personnel.

            (iii)  Allocation of Liability for Shared Litigation Matters.    United Online shall propose an allocation of liability for any judgment or settlement of a Shared Litigation Matter, based upon (A) if available, the allocation identified by a court verdict or, in the event of a settlement, the settling counterparty (i.e., the third party that United Online and/or FTD is entering into a settlement with), or, if neither is available, (B) the respective amount of revenue received by FTD and United Online from the post-transaction sales transactions at issue in the Shared Litigation Matter. To the extent that a settlement or judgment is based on challenged practices other than, or other matters in addition to, the post-transaction sales transactions at issue in the Shared Litigation Matter, United Online shall in good faith determine an equitable apportionment of that part of the settlement or judgment as between United Online and FTD. If FTD provides United Online with a written notice of objection to United Online's allocation of liability within sixty (60) days of receipt of that allocation, United Online and FTD shall endeavor in good faith to negotiate a mutually agreeable allocation of such liability. If FTD and United Online have not reached a mutually agreeable allocation of such liability within ninety (90) days of United Online's receipt of such objection notice, either FTD or United Online may request in writing to the other Party that such allocation be resolved through the dispute resolution mechanism provided in Article X herein. For the avoidance of doubt, FTD shall bear no liability for claims in the Shared Litigation Matters that are based on auto-renewal practices.

          (b)    Other Actions Primarily Relating to UOL Business.    United Online agrees that at all times from and after the Distribution, if an Action other than a Shared Litigation Matter, relating primarily to the UOL Business is commenced by a third party naming FTD Entities as a defendant thereto, then United Online shall use its reasonable best efforts to cause FTD to be removed from such Action; provided that if United Online is unable to cause FTD to be removed from such Action, United Online and FTD shall cooperate and consult to the extent reasonably necessary or advisable with respect to such Action, and United Online shall control and pay for the defense of such Action, and FTD shall be entitled to observe with counsel of its own selection at its own cost, and is responsible for the costs of its own in-house counsel and other internal personnel. United Online shall control the settlement of such an Action; provided that United Online shall not enter into any such settlement without the consent (not to be unreasonably withheld, conditioned or delayed) of FTD if the settlement (i) has the effect of permitting any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against any FTD Entity, (ii) does not release the FTD Entities from all liabilities and obligations with respect to such Action, (iii) includes an admission of guilt or liability on behalf of any FTD Entity, or (iv) is otherwise prejudicial to any of the FTD Entities. United Online shall in good faith determine an equitable apportionment of the settlement or judgment as between United Online and FTD. If FTD provides United Online with a written notice of objection to United Online's allocation of liability within sixty (60) days of receipt of that allocation, United Online and FTD shall endeavor in good faith to negotiate a mutually agreeable allocation of such liability. If FTD and United Online have not reached a mutually agreeable allocation of such liability within ninety (90) days of United Online's receipt of such objection notice, either FTD or United Online may request in writing to the other Party that such allocation be resolved through the dispute resolution mechanism provided in Article X herein.

          (c)    Other Actions Primarily Relating to FTD Business.    FTD agrees that at all times from and after the Distribution, if an Action other than a Shared Litigation Matter, relating primarily to the FTD Business is commenced by a third party naming UOL Entities as a defendant thereto, then FTD shall use its reasonable best efforts to cause UOL Entities to be removed from such Action; provided that if FTD is unable to cause UOL Entities to be removed from such Action, United Online and FTD shall cooperate and consult to the extent reasonably necessary or advisable with respect to such Action, and FTD shall control and pay for the defense of such Action, and United Online shall be entitled to observe with counsel of its own selection at its own cost, and is responsible for the costs of its own in-house counsel and other internal personnel. FTD shall control the settlement of such an Action; provided that FTD shall not enter into any such settlement without the consent (not to be unreasonably withheld, conditioned or delayed) of United Online if the settlement (i) has the effect of permitting any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against any UOL Entity, (ii) does not release the UOL Entities from all liabilities and obligations with respect to such Action, (iii) includes an admission of guilt or liability on behalf of any UOL Entity, or (iv) is otherwise prejudicial to any of the UOL Entities. FTD shall in good faith determine an equitable apportionment of the settlement or judgment as between FTD and United Online. If United Online provides FTD with a written notice of objection to FTD's allocation of liability within sixty (60) days of receipt of that allocation, FTD and United Online shall endeavor in good faith to negotiate a mutually agreeable allocation of such liability. If United Online and FTD have not reached a mutually agreeable allocation of such liability within ninety (90) days of FTD's receipt of such objection notice, either United Online or FTD may request in writing to the other Party that such allocation be resolved through the dispute resolution mechanism provided in Article X herein.

          (d)    Other Actions Not Relating Primarily to UOL Business or FTD Business.    United Online and FTD agree that, at all times from and after the Distribution, if an Action other than a Shared Litigation Matter, which does not relate primarily to the UOL Business or the FTD Business is commenced by a third party naming both one or more UOL Entities Parties and one or more FTD Entities as defendants thereto, then United Online and FTD shall cooperate and consult to the extent reasonably necessary or advisable with respect to such Action, and each Party shall bear its own costs of defending such Action.

          (e)    Certain Actions Relating Only to FTD Business.    United Online and FTD agree that if an Action other than a Shared Litigation Matter, which asserts claims that arise out of or relate to any of the practices challenged in the Shared Litigation Matters listed on Schedule 7.4, is commenced by a third party naming one or more FTD Entities as defendants thereto, then United Online shall have the option to jointly control the litigation of such Action, but may at any time transfer full control of all or part of such Action to FTD. United Online shall provide FTD with thirty (30) days' notice of any such transfer. FTD shall cooperate and consult to the extent reasonably necessary or advisable with respect to such Action.

          (f)    Third-Party Actions Arising From the Transactions.    Except as set forth in the Ancillary Agreements, and subject to Section 9.2(c) and Section 9.3(c), United Online and FTD agree that if an Action that challenges, arises from, or relates to the Transactions, is commenced by a third party naming one or more FTD Entities or one or more UOL Entities, or any of their respective directors or officers as defendants thereto, such Action shall be treated as a Shared Litigation Matter. FTD and United Online shall cooperate and consult to the extent reasonably necessary or advisable with respect to such Action.

        Section 7.5    Assumption of Certain Liabilities Under Indemnification Agreements.    Notwithstanding any provision to the contrary, FTD agrees that FTD Liabilities includes all Liabilities of the UOL Entities to any former or current director or officer of the UOL Entities under any indemnification agreement with such director or officer, solely to the extent that such Liabilities arise out of, or primarily relate to, the FTD Assets, serving as a director or officer of the FTD Entities, or the operation of the FTD Business.

        Section 7.6    Licenses.

          (a)   United Online, for itself and as a representative of the UOL Subsidiaries, hereby grants, and shall cause the UOL Subsidiaries to grant, to FTD a worldwide, perpetual, irrevocable, nonexclusive, sublicensable, transferable right and license to use and create derivative works of the Shared IP owned by the UOL Entities. FTD, for itself and as a representative of the FTD Subsidiaries, hereby grants, and shall cause the FTD Subsidiaries to grant, to UOL a worldwide, perpetual, irrevocable, nonexclusive, sublicensable, transferable right and license to use and create derivative works of the Shared IP owned by the FTD Entities.

          (b)   United Online, for itself and as a representative of the UOL Subsidiaries, hereby grants, and shall cause the UOL Subsidiaries to grant, to FTD a worldwide, perpetual, irrevocable, nonexclusive, non-transferable right and license to use and create derivative works of the Shared Scripts. FTD agrees that the Shared Scripts constitute Confidential Information of the UOL Entities, such that the provisions in Section 8.7 shall apply thereto. For clarity, FTD shall not, and shall cause its sublicensees to not, combine any Shared Scripts with open source code such that any Shared Scripts are disclosed or provided to third parties. The foregoing license shall be sublicensable to FTD's Affiliates and subcontractors; provided that FTD obligates any sublicensees to abide by confidentiality obligations at least as stringent as those set forth herein. FTD acknowledges that the Shared Scripts are provided by United Online "as-is" and that the limitation of liability set forth in Section 8.5 shall apply thereto.

ARTICLE VIII

ACCESS TO INFORMATION; CONFIDENTIALITY; PRIVILEGE

        Section 8.1    Agreement for Exchange of Information.

          (a)   Subject to Section 8.1(b):

              (i)  for a period of six (6) years following the Distribution Date, as soon as reasonably practicable after written request: (A) United Online shall afford to any member of the FTD Entities and their authorized accountants, counsel and other designated representatives reasonable access during normal business hours, subject to appropriate restrictions for classified, privileged or confidential information and to preserve the completeness and integrity of the Information, to, or, at the FTD Entities' expense, provide copies of, all books, records, Contracts, instruments, data, documents and other information in the possession or under the control of any member of the UOL Entities immediately following the Distribution Date that relates to any member of the FTD Entities, the FTD Business or the employees or former employees of the FTD Business and (B) FTD shall afford to any member of the UOL

    Entities and their authorized accountants, counsel and other designated representatives reasonable access during normal business hours to, or, at the UOL Entities' expense, provide copies of, all books, records, Contracts, instruments, data, documents and other information in the possession or under the control of any member of the FTD Entities immediately following the Distribution Date that relates to any member of the UOL Entities, the FTD Entities, the UOL Businesses, the FTD Business, or the employees or former employees of the UOL Businesses or the FTD Business; and

             (ii)  for a period of two (2) years following the Distribution Date, as soon as reasonably practicable after written request: (A) to the extent that information or knowledge with respect to the FTD Business as of or prior to the Distribution Time is available through discussions with employees of any member of the UOL Entities, United Online shall make such employees reasonably available to FTD to provide such information or knowledge and (B) to the extent that information or knowledge relating to the UOL Businesses or the FTD Business as of or prior to the Distribution Time is available through discussions with employees of any member of the FTD Entities, FTD shall make such employees reasonably available to United Online to provide such information or knowledge;

  provided that in the event that FTD or United Online, as applicable, determine that any such provision of or access to any information in response to a request under this Section 8.1(a) would be commercially detrimental in any material respect, violate any Law or agreement or waive any attorney-client privilege, the work product doctrine or other applicable privilege, the Parties shall take all reasonable measures to permit compliance with such request in a manner that avoids any such harm or consequence; provided that to the extent specific information- or knowledge-sharing provisions are contained in any of the Ancillary Agreements, such other provisions (and not this Section 8.1(a)) shall govern; provided that the 6-year period in Section 8.1(a)(i) or the 2-year period in Section 8.1(a)(ii), as applicable, shall be extended with respect to requests related to any third party litigation or other dispute filed prior to the end of such period until such litigation or dispute is finally resolved.

          (b)   A request for information under Section 8.1(a) may be made: (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities laws) by a Governmental Authority having jurisdiction over such requesting Party, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims defense, regulatory filings, litigation or other similar requirements (other than in connection with any action, suit or proceeding in which any member of the UOL Entities is adverse to any member of the FTD Entities, or vice versa), (iii) for use in compensation, benefit or welfare plan administration or other bona fide business purposes, or (iv) to comply with any obligations under this Agreement or any Ancillary Agreement.

          (c)   Without limiting the generality of Section 8.1(a), until the end of the first full fiscal year following the Distribution Date (and for a reasonable period of time thereafter as required for any Party to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities laws) by a Governmental Authority having jurisdiction over such requesting Party for the fiscal year during which the Distribution Date occurs), FTD shall use its commercially reasonable efforts to cooperate with any requests from any member of the UOL Entities pursuant to Section 8.1(a) and United Online shall use its commercially reasonable efforts to cooperate with any requests from any member of the FTD Entities pursuant to Section 8.1(a), in each case to enable the requesting Party to meet its timetable to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities laws) by a Governmental Authority having jurisdiction over such requesting Party.

        Section 8.2    Ownership of Information.    Any information owned by any Party that is provided to a requesting Party pursuant to Section 8.1(a) shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed to grant or confer rights of license or otherwise to the requesting Party with respect to any such information. To the extent that any Confidential Information concerns or relates to one Party and not to the other Party, the Party to which the Confidential Information relates shall own such Confidential Information.

        Section 8.3    Compensation for Providing Information.    A Party requesting information pursuant to Section 8.1(a) agrees to reimburse the providing Party for the reasonable expenses, if any, of gathering and copying such information, to the extent that such expenses are incurred for the benefit of the requesting Party.

        Section 8.4    Retention of Records.    To facilitate the exchange of information pursuant to this Article VIII after the Distribution Date, for a period of six (6) years following the Distribution Date, except as otherwise required or agreed in writing, the Parties agree to use commercially reasonable efforts to retain, or cause to be retained, all information in their, or any member of their Group's, respective possession or control on the Distribution Date in accordance with the policies and procedures of United Online as in effect on the Distribution Date.

        Section 8.5    Limitation of Liability.    No Party shall have any Liability to the other Party (a) if any historical information exchanged or provided pursuant to this Article VIII is found to be inaccurate, in the absence of gross negligence or willful misconduct by the Party that provided such information or (b) if any information is destroyed despite using commercially reasonable efforts to comply with the provisions of Section 8.4.

        Section 8.6    Production of Witnesses.    At all times from and after the Distribution Date, upon reasonable request:

          (a)   FTD shall use commercially reasonable efforts to make available, or cause to be made available, to any member of the UOL Entities, the directors, officers, employees and agents of any member of the FTD Entities as witnesses to the extent that the same may reasonably be required by the requesting Party (giving consideration to business demands of such directors, officers, employees and agents) in connection with any legal, administrative or other proceeding in which the requesting Party may from time to time be involved, except in the case of any action, suit or proceeding in which any member of the FTD Entities is adverse to any member of the UOL Entities; and

          (b)   United Online shall use commercially reasonable efforts to make available, or cause to be made available, to any member of the FTD Entities, the directors, officers, employees and agents of any member of the UOL Entities as witnesses to the extent that the same may reasonably be required by the requesting Party (giving consideration to business demands of such directors, officers, employees and agents) in connection with any legal, administrative or other proceeding in which the requesting Party may from time to time be involved, except in the case of any action, suit or proceeding in which any member of the UOL Entities is adverse to any member of the FTD Entities.

        Section 8.7    Confidentiality.

          (a)   FTD (on behalf of itself and each other member of its Group) and United Online (on behalf of itself and each other member of its Group) shall hold, and shall cause each of their respective Affiliates to hold, and each of the foregoing shall cause their respective directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, and not to disclose or release or use, for any purpose other than as expressly permitted pursuant to this Agreement or the Ancillary Agreements, any and all Confidential Information concerning any member of the other Group without the prior written consent of such member of the other Group; provided that the Parties may disclose, or may permit disclosure of, such Confidential Information (i) to their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information for auditing and other non-commercial purposes and who are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties hereunder and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if the Parties or any of their respective Affiliates are required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule, or (iii) as necessary in order to permit a Party to prepare and disclose its financial statements, or other disclosures required by Law or such applicable stock exchange. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, the Party requested to disclose Confidential Information concerning a member of the other Group, shall promptly notify such member of the other Group of the existence of such request or demand and, to the extent commercially practicable, shall provide such member of the other Group thirty (30) days (or such lesser period as is commercially practicable) to seek an appropriate protective order or other remedy, which the Parties will cooperate in obtaining. In the event that such appropriate protective order or other remedy is not obtained, the Party that is required to disclose Confidential Information about a member of the Group shall furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall use commercially reasonable efforts to ensure that confidential treatment is accorded such information.

          (b)   Notwithstanding anything to the contrary set forth herein, the Parties shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information of any member of the other Group if they exercise the same degree of care (but no less than a reasonable degree of care) as they exercise to preserve confidentiality for their own similar Confidential Information.

          (c)   Upon the written request of a member of a Group, FTD or United Online, as applicable, shall take, or shall cause the applicable members of their Group to take, reasonable steps to promptly (i) deliver to the requesting Party all original copies of Confidential Information (whether written or electronic) concerning the requesting Party or any member of its Group that is in the possession of the non-requesting Party or any member of its Group and (ii) if specifically requested by the requesting Party, destroy any copies of such Confidential Information (including any extracts therefrom), unless such delivery or destruction would violate any Law; provided that the non-requesting Party shall not be obligated to destroy Confidential Information that is required by or relates to the business of the non-requesting Party or any member of its Group. Upon the written request of the requesting Party, FTD or United Online, as applicable, shall cause one of their, or another applicable member of their Group's, duly authorized officers to certify in writing to the requesting Party that the requirements of the preceding sentence have been satisfied in full.

        Section 8.8    Privileged Matters.

          (a)    Pre-Distribution Services.    The Parties recognize that legal and other professional services that have been and will be provided prior to the Distribution Time have been and will be rendered for the collective benefit of the Parties and their Affiliates, and that each of the Parties and their Affiliates should be deemed to be the client with respect to such pre-Distribution services for the purposes of asserting all privileges that may be asserted under applicable Law.

          (b)    Post-Distribution Services.    The Parties recognize that legal and other professional services will be provided following the Distribution Time that will be rendered solely for the benefit of FTD and its Affiliates or United Online and its Affiliates, as the case may be. With respect to such post-Distribution services, the Parties agrees as follows:

              (i)  United Online shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the UOL Businesses, whether or not the privileged information is in the possession of or under the control of United Online or FTD. United Online shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting UOL Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated by or against any member of the UOL Entities, whether or not the privileged information is in the possession of or under the control of United Online or FTD; and

             (ii)  FTD shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the FTD Business, whether or not the privileged information is in the possession of or under the control of United Online or FTD. FTD shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting FTD Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated by or against any member of the FTD Entities, whether or not the privileged information is in the possession of or under the control of United Online or FTD.

          (c)   The Parties agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 8.8, with respect to all privileges not allocated pursuant to the terms of Section 8.8(b) and with respect to the Shared Litigation Matters. FTD may not waive, and shall cause each other member of the FTD Entities not to waive, any privilege that could be asserted by a member of the UOL Entities under any applicable Law, and in which a member of the UOL Entities has a shared privilege, without the consent of United Online, which consent shall not be unreasonably withheld, conditioned or delayed or as provided in Section 8.8(d) or Section 8.8(e) below. United Online may not waive, and shall cause each other member of the UOL Entities not to waive, any privilege that could be asserted by a member of the FTD Entities under any applicable Law, and in which a member of the FTD Entities has a shared privilege, without the consent of FTD, which consent shall not be unreasonably withheld, conditioned or delayed or as provided in Section 8.8(d) or Section 8.8(e) below.

          (d)   In the event of any litigation or dispute between or among FTD and United Online, or any members of their respective Groups, the Parties may waive a privilege in which a member of the other Group has a shared privilege, without obtaining the consent from any other Party; provided that such waiver of a shared privilege shall be effective only as to the use of information with respect to the litigation or dispute between the relevant Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to third Parties.

          (e)   If a dispute arises between or among FTD and United Online, or any members of their respective Groups, regarding whether a privilege should be waived to protect or advance the interest of a Party, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of such Party and shall not unreasonably withhold consent to any request for waiver by such Party. Each Party specifically agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests or the legitimate interests of any other member of its Group.

          (f)    Upon receipt by either Party, or by any member of its Group, of any subpoena, discovery or other request which requires for the production or disclosure of information which such Party knows is subject to a shared privilege or as to which a member of the other Group has the sole right hereunder to assert or waive a privilege, or if either Party obtains knowledge that any of its or any other member of its Group's current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which requires the production or disclosure of such privileged information, such Party shall promptly notify the other Party of the existence of the request and shall provide the other Party a reasonable opportunity to review the information and to assert any rights it or they may have under this Section 8.8 or otherwise to prevent the production or disclosure of such privileged information.

          (g)   The access to information being granted pursuant to Section 8.1, the agreement to provide witnesses and individuals pursuant to Section 8.6 hereof, and the transfer of privileged information between and among the Parties and the members of their respective Groups pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement, any of the Ancillary Agreements or otherwise.

        Section 8.9    Financial Information Certifications.    In order to enable the principal executive officer or officers, principal financial officer or officers and controller or controllers of each of the Parties to make the certifications required of them under Section 302 of the Sarbanes-Oxley Act of 2002, within thirty (30) days following the end of any fiscal quarter during which FTD was a Subsidiary of United Online, and within sixty (60) days following the end of any fiscal year during which FTD was a Subsidiary of United Online, the other Party shall provide, or cause to be provided by any other applicable member of its Group, a certification statement with respect to testing of internal controls for corporate and shared services processes for such quarter, year or portion thereof to those certifying officers and employees, which certification shall be in substantially the same form as has been provided by officers or employees in certifications delivered prior to the Distribution Date (provided that such certification shall be made by the relevant Party or any other applicable member of its Group rather than individual officers or employees), or as otherwise agreed upon between the Parties.

ARTICLE IX

MUTUAL RELEASES; INDEMNIFICATION

        Section 9.1    Release of Pre-Distribution Claims.

          (a)   Except as provided in Section 9.1(d) and Section 9.1(f), effective as of the Distribution Time, FTD does hereby, on behalf of itself and each member of the FTD Entities, release and forever discharge each UOL Indemnitee, from any and all Liabilities whatsoever to any member of the FTD Entities, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Distribution Time, including in connection with the Transactions.

          (b)   Except as provided in Section 9.1(d) and Section 9.1(f), effective as of the Distribution Time, United Online does hereby, for itself and each other member of the UOL Entities, release and forever discharge each FTD Indemnitee from any and all Liabilities whatsoever to any member of the UOL Entities, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Distribution Time, including in connection with the Transactions.

          (c)   The Parties expressly understand and acknowledge that it is possible that unknown losses or claims exist or might come to exist or that present losses may have been underestimated in amount, severity, or both. Accordingly, the Parties are deemed expressly to understand provisions and principles of law such as Section 1542 of the Civil Code of the State of California (as well as any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar or comparable to Section 1542), which Section provides: GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR. The Parties are hereby deemed to agree that the provisions of Section 1542 and all similar federal or state laws, rights, rules, or legal principles of California or any other jurisdiction that may be applicable herein, are hereby knowingly and voluntarily waived and relinquished with respect to the releases in Section 9.1(a) and Section 9.1(b).

          (d)   Nothing contained in Section 9.1(a) or Section 9.1(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in, or contemplated to continue pursuant to, this Agreement or any Ancillary Agreement. Without limiting the foregoing, nothing contained in Section 9.1(a) or Section 9.1(b) shall release any Person from:

              (i)  any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of that Group under, this Agreement or any Ancillary Agreement;

             (ii)  any Liability that such Person may have with respect to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement for claims brought by third Persons, which Liability shall be governed by the provisions of this Article IX and, if applicable, the appropriate provisions of the Ancillary Agreements;

            (iii)  any unpaid accounts payable or receivable arising from or relating to the sale, provision, or receipt of goods, payment for goods, property or services purchased, obtained or used in the ordinary course of business by any member of the UOL Entities from any member of the FTD Entities, or by any member of the FTD Entities from any member of the UOL Entities; or

            (iv)  any Liability the release of which would result in the release of any Person other than an Indemnitee; provided that the Parties agree not to bring suit, or permit any other member of their respective Group to bring suit, against any Indemnitee with respect to such Liability.

          (e)   FTD shall not make, and shall not permit any other member of the FTD Entities to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against any UOL Indemnitee with respect to any Liabilities released pursuant to Section 9.1(a). United Online shall not make, and shall not permit any member of the UOL Entities to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any FTD Indemnitee with respect to any Liabilities released pursuant to Section 9.1(b).

          (f)    Nothing contained in Section 9.1(a) or Section 9.1(b) shall release or discharge the UOL Entities or FTD Entities from any matter covered in Section 7.4(a) or Section 7.4(f).

        Section 9.2    Indemnification by FTD.    Except as provided in Section 7.4(a), Section 7.4(f), Section 9.4 or Section 9.5, FTD shall, and, in the case of Section 9.2(a) or Section 9.2(b), shall in addition cause another Appropriate Member of the FTD Entities to, indemnify, defend and hold harmless, the UOL Indemnitees from and against any and all Losses of the UOL Indemnitees relating to, arising out of or resulting from any of the following (without duplication):

          (a)   any FTD Liability, including the failure of any member of the FTD Entities or any other Person to pay, perform or otherwise promptly discharge any FTD Liabilities in accordance with their respective terms, whether prior to, at or after the Distribution Time;

          (b)   any breach by any member of the FTD Entities of any provision of this Agreement or of any of the Ancillary Agreements, subject to any limitations of liability provisions and other provisions applicable to any such breach set forth therein; and

          (c)   with respect to all information contained in the Registration Statement or the Information Statement (other than information regarding any member of the UOL Entities provided by any member of the UOL Entities in writing to FTD expressly for inclusion in the Registration Statement or the Information Statement), any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

in each case, regardless of when or where the loss, claim, accident, occurrence, event or happening giving rise to the Loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported and regardless of whether such loss, claim, accident, occurrence, event or happening giving rise to the Loss existed prior to, on or after the Distribution Date or relates to, arises out of or results from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, on or after the Distribution Date. As used in this Section 9.2, "Appropriate Member of the FTD Entities" means the member or members of the FTD Entities, if any, whose acts, conduct or omissions or failures to act caused, gave rise to or resulted in the Loss from and against which indemnity is provided.

        Section 9.3    Indemnification by United Online.    Except as provided in Section 7.4(a), Section 7.4(f), Section 9.4 or Section 9.5, United Online shall, and, in the case of Section 9.3(a) or Section 9.3(b), shall in addition cause any other Appropriate Member of the UOL Entities to, indemnify, defend and hold harmless the FTD Indemnitees from and against any and all Losses of the FTD Indemnitees relating to, arising out of or resulting from any of the following (without duplication):

          (a)   any UOL Liability, including the failure of any member of the UOL Entities or any other Person to pay, perform or otherwise promptly discharge any UOL Liabilities in accordance with their respective terms, whether prior to, at or after the Distribution Time;

          (b)   any breach by any member of the UOL Entities of any provision of this Agreement or of any of the Ancillary Agreements, subject to any limitations of liability provisions and other provisions applicable to any such breach set forth therein; and

          (c)   solely with respect to information regarding any member of the UOL Entities provided by any member of the UOL Entities in writing to FTD expressly for inclusion in the Registration Statement or the Information Statement, any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

in each case, regardless of when or where the loss, claim, accident, occurrence, event or happening giving rise to the Loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported and regardless of whether such loss, claim, accident, occurrence, event or happening giving rise to the Loss existed prior to, on or after the Distribution Date or relates to, arises out of or results from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, on or after the Distribution Date. As used in this Section 9.3, "Appropriate Member of the UOL Entities" means the member or members of the UOL Entities, if any, whose acts, conduct or omissions or failures to act caused, gave rise to or resulted in the Loss from and against which indemnity is provided.

        Section 9.4    Procedures for Indemnification.

          (a)   An Indemnitee shall give notice of any matter that such Indemnitee has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement or any Ancillary Agreement (other than a Third-Party Claim which shall be governed by Section 9.4(b)) to any Party that is or may be required pursuant to this Agreement or any Ancillary Agreement to make such indemnification (the "Indemnifying Party") promptly (and in any event within fifteen (15) days) after making such a determination. Such notice shall state the amount of the Loss claimed, if known, and method of computation thereof, and contain a reference to the provisions of this Agreement or the applicable Ancillary Agreement in respect of which such right of indemnification is claimed by such Indemnitee; provided that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure.

          (b)   If a claim or demand is made against an Indemnitee by any Person who is not a Party to this Agreement or an Affiliate of a Party (a "Third-Party Claim") as to which such Indemnitee is or reasonably expects to be entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the Indemnifying Party in writing, and in reasonable detail, of the Third-Party Claim promptly (and in any event within thirty (30) days) after receipt by such Indemnitee of written notice of the Third-Party Claim; provided that the failure to provide notice of any such Third-Party Claim shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure (except that the Indemnifying Party or Parties shall not be liable for any expenses incurred by the Indemnitee in defending such Third-Party Claim during the period in which the Indemnitee failed to give such notice). Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) days) after the Indemnitee's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim.

          (c)   An Indemnifying Party shall be entitled (but shall not be required) to assume, control the defense of, and settle any Third-Party Claim, at such Indemnifying Party's own cost and expense and by such Indemnifying Party's own counsel, which counsel must be reasonably acceptable to the Indemnitee, if it gives written notice of its intention to do so (including a statement that the Indemnitee is entitled to indemnification under this Article IX) to the applicable Indemnitees within thirty (30) days of the receipt of notice from such Indemnitees of the Third-Party Claim (failure of the Indemnifying Party to respond within such thirty (30) day period shall be deemed to be an election by the Indemnifying Party not to assume the defense for such Third-Party Claim). After a notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, at its own expense and, in any event, shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses and information in such Indemnitee's possession or under such Indemnitee's control relating thereto as are reasonably required by the Indemnifying Party; provided that such access shall not require the Indemnitee to disclose any information the disclosure of which would, in the good faith judgment of the Indemnitee, result in the loss of any existing privilege with respect to such information or violate any applicable Law.

          (d)   Notwithstanding anything to the contrary in this Section 9.4, in the event that (i) an Indemnifying Party elects not to assume the defense of a Third-Party Claim, (ii) there exists a conflict of interest or potential conflict of interest between the Indemnifying Party and the Indemnitee, (iii) any Third-Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee, (iv) the Indemnitee's exposure to Liability in connection with such Third-Party Claim is reasonably expected to exceed the Indemnifying Party's exposure in respect of such Third-Party Claim taking into account the indemnification obligations hereunder, or (v) the Party making such Third-Party Claim is a Governmental Authority with regulatory authority over the Indemnitee or any of its material Assets, such Indemnitee shall be entitled to control the defense of such Third-Party Claim, at the Indemnifying Party's expense, with counsel of such Indemnitee's choosing (such counsel to be reasonably acceptable to the Indemnifying Party). If the Indemnitee is conducting the defense against any such Third-Party Claim, the Indemnifying Party shall reasonably cooperate with the Indemnitee in such defense and make available to the Indemnitee all witnesses and information in such Indemnifying Party's possession or under such Indemnifying Party's control relating thereto as are reasonably required by the Indemnitee; provided that such access shall not require the Indemnifying Party to disclose any information the disclosure of which would, in the good faith judgment of the Indemnifying Party, result in the loss of any existing privilege with respect to such information or violate any applicable Law.

          (e)   Unless the Indemnifying Party has failed to assume the defense of the Third-Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third-Party Claim without the consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed). If an Indemnifying Party has failed to assume the defense of the Third-Party Claim, it shall not be a defense to any obligation to pay any amount in respect of such Third-Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party's views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third-Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.

          (f)    In the case of a Third-Party Claim, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third-Party Claim without the consent (not to be unreasonably withheld, conditioned or delayed) of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against any Indemnitee, does not release the Indemnitee from all liabilities and obligations with respect to such Third-Party Claim or includes an admission of guilt or liability on behalf of the Indemnitee.

          (g)   Absent fraud or intentional misconduct by an Indemnifying Party, the indemnification provisions of this Article IX shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or Losses resulting from any breach of this Agreement or any Ancillary Agreement, and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article IX against any Indemnifying Party.

        Section 9.5    Indemnification Obligations Net of Insurance Proceeds.    The Parties intend that any Loss subject to indemnification or reimbursement pursuant to this Article IX (an "Indemnifiable Loss") will be net of Insurance Proceeds that actually reduce the amount of the Loss. Accordingly, the amount which an Indemnifying Party is required to pay to any Indemnitee will be reduced by any Insurance Proceeds actually recovered by or on behalf of the Indemnitee in reduction of the related Loss. If an Indemnitee receives a payment (an "Indemnity Payment") required by this Agreement from an Indemnifying Party in respect of any Loss and subsequently receives Insurance Proceeds, the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payments received over the amount of the Indemnity Payments that would have been due if the Insurance Proceeds recovery had been received, realized or recovered before the Indemnity Payments were made. The Indemnitee shall use and cause its Affiliates to use commercially reasonable efforts to recover any Insurance Proceeds to which the Indemnitee is entitled with respect to any Indemnifiable Loss. The existence of a claim by an Indemnitee for insurance or against a third party in respect of any Indemnifiable Loss shall not, however, delay any payment pursuant to the indemnification provisions contained in this Article IX and otherwise determined to be due and owing by an Indemnifying Party; rather, the Indemnifying Party shall make payment in full of such amount so determined to be due and owing by it against a concurrent written assignment by the Indemnitee to the Indemnifying Party of the portion of the claim of the Indemnitee for such insurance or against such third party equal to the amount of such payment. The Indemnitee shall use and cause its Affiliates to use commercially reasonable efforts to assist the Indemnifying Party in recovering or to recover on behalf of the Indemnifying Party, any Insurance Proceeds to which the Indemnifying Party is entitled with respect to any Indemnifiable Loss as a result of such assignment. The Indemnitee shall make available to the Indemnifying Party and its counsel all employees, books and records, communications, documents, items or matters within its knowledge, possession or control that are necessary, appropriate or reasonably deemed relevant by the Indemnifying Party with respect to the recovery of such Insurance Proceeds; provided that nothing in this sentence shall be deemed to require a Party to make available books and records, communications, documents or items which (i) in such Party's good faith judgment could result in a waiver of any privilege even if the Parties cooperated to protect such privilege as contemplated by this Agreement or (ii) such Party is not permitted to make available because of any Law or any confidentiality obligation to a third party, in which case such Party shall use commercially reasonable efforts to seek a waiver of or other relief from such confidentiality restriction. Unless the Indemnifying Party has made payment in full of any Indemnifiable Loss, such Indemnifying Party shall use and cause its Affiliates to use commercially reasonable efforts to recover any Insurance Proceeds to which it or such Affiliate is entitled with respect to any Indemnifiable Loss.

        Section 9.6    Indemnification Obligations Net of Taxes.    The Parties intend that any Indemnifiable Loss will be net of Taxes. Accordingly, the amount which an Indemnifying Party is required to pay to an Indemnitee will be adjusted to reflect any tax benefit to the Indemnitee from the underlying Loss and to reflect any Taxes imposed upon the Indemnitee as a result of the receipt of such payment. Such an adjustment will first be made at the time that the Indemnity Payment is made and will further be made, as appropriate, to take into account any change in the liability of the Indemnitee for Taxes that occurs in connection with the final resolution of an audit by a taxing authority. For purposes of this Section 9.6, the value of any tax benefit to the Indemnitee from the underlying Loss shall be an amount equal to the product of (a) the amount of any present or future deduction allowed or allowable to the Indemnitee by the Code, or other applicable Law, as a result of such Loss and (b) the highest statutory rate applicable under Section 11 of the Code, or other applicable Law. Except with respect to any Indemnity Payment for Losses relating to a breach of the Tax Sharing Agreement, which Indemnity Payments shall be treated in accordance with the Tax Sharing Agreement, and to the extent permitted by Law, the Parties will treat any Indemnity Payment paid pursuant to this Article IX as a capital contribution made by United Online to FTD or as a distribution made by FTD to United Online, as the case may be, on the date of this Agreement.

        Section 9.7    Contribution.    If the indemnification provided for in this Article IX is unavailable to an Indemnitee in respect of any Indemnifiable Loss, then the Indemnifying Party, in lieu of indemnifying such Indemnitee, shall contribute to the Losses paid or payable by such Indemnitee as a result of such Indemnifiable Loss in such proportion as is appropriate to reflect the relative fault of FTD and each other member of the FTD Entities, on the one hand, and United Online and each other member of the UOL Entities, on the other hand, in connection with the circumstances which resulted in such Indemnifiable Loss.

        Section 9.8    Remedies Cumulative.    The remedies provided in this Article IX shall be cumulative and, subject to the provisions of Article X, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

        Section 9.9    Survival of Indemnities.    The rights and obligations of each of the Parties and their respective Indemnitees under this Article IX shall survive the Distribution Date indefinitely, unless a specific survival or other applicable period is expressly set forth herein, and shall survive the sale or other transfer by any Party or any of its Subsidiaries of any Assets or businesses or the assignment by it of any Liabilities.

        Section 9.10    Limitation of Liability.    EXCEPT TO THE EXTENT SPECIFICALLY PROVIDED IN ANY ANCILLARY AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES (INCLUDING IN RESPECT OF LOST PROFITS OR REVENUES), HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF ANY PROVISION OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE X

DISPUTE RESOLUTION

        Section 10.1    Appointed Representative.    Each Party shall appoint a representative who shall be responsible for administering the dispute resolution provisions in Section 10.2 (each, an "Appointed Representative"). Each Appointed Representative shall have the authority to resolve any Agreement Disputes on behalf of the Party appointing such representative.

        Section 10.2    Negotiation and Dispute Resolution.

          (a)   Except as otherwise provided in this Agreement or in any Ancillary Agreement, in the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or any Ancillary Agreement or otherwise arising out of, or in any way related to this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby (each, an "Agreement Dispute"), the Appointed Representatives shall negotiate in good faith for a reasonable period of time, and not less than thirty (30) days, to settle any such Agreement Dispute.

          (b)   Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions in connection with efforts to settle an Agreement Dispute that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose, but shall be considered as to have been disclosed for settlement purposes.

          (c)   If a satisfactory resolution of any Agreement Dispute is not achieved by the Appointed Representatives within a reasonable period of time, the Parties agree to seek to resolve such Agreement Dispute by mediation administered by Judicial Arbitration and Mediation Services, Inc. ("JAMS") and its mediation rules, and to bear equally the costs of the mediation. If the Agreement Dispute has not been resolved through mediation within ninety (90) days after the date of service of written notice of such Agreement Dispute, or such longer period as the Parties may mutually agree in writing (the "Mediation Period"), each Party will be entitled to refer the dispute to arbitration in accordance with Section 10.3.

        Section 10.3    Arbitration.

          (a)   If the Agreement Dispute has not been resolved for any reason during the Mediation Period, such Agreement Dispute shall be resolved, at the request of either Party, by arbitration administered by JAMS under its Arbitration Rules (the "JAMS Rules"), conducted in Los Angeles, California. There shall be three arbitrators. Each Party shall appoint one arbitrator. The two party-appointed arbitrators shall agree on a third arbitrator who will chair the arbitral tribunal. Any arbitrator not appointed within a reasonable time shall be appointed in accordance with the JAMS Rules. Any controversy concerning whether an Agreement Dispute is an arbitrable Agreement Dispute, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation or enforceability of this Section 10.3 will be determined by the arbitrators. In resolving any Agreement Dispute, the Parties intend that the arbitrators apply the substantive laws of the State of Delaware, without regard to any choice of law principles thereof that would mandate the application of the laws of another jurisdiction. The Parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable, and any award rendered by the arbitrators shall be final on the Parties, subject to review under the JAMS Optional Arbitration Appeal Procedure, which the Parties adopt and agree to implement (as it exists on the effective date of this Agreement) with respect to any interim or final award in an arbitration arising out of or related to an Agreement Dispute. The JAMS appeal panel will consist of three retired appellate judges, selected pursuant to the JAMS Appellate Procedures. The standard of review on such an appeal will be the same standard as the first-level federal appellate court in the jurisdiction that would apply to an appeal from a trial court decision. For the avoidance of doubt, that standard of review shall de novo review of conclusions of law and mixed questions of law and fact, and factual findings shall be reviewed for clear error. The Parties agree to comply with any award made in any such arbitration proceedings and agree to enforcement of or entry of judgment upon such award, in any court of competent jurisdiction, including any Los Angeles Superior Court for the State of California or federal court in the Central District of California. The arbitrators shall be entitled, if appropriate, to award monetary damages and other remedies, including equitable remedies, subject to the provisions of Section 9.10. Any interim measures granted by the arbitrators, including injunctive relief, shall be immediately appealable to a JAMS appeal panel under the same standards as applicable in the U.S. federal courts of appeal. The Parties will use their commercially reasonable efforts to encourage the arbitrators to resolve any arbitration related to any Agreement Dispute as promptly as practicable. Except as required by applicable Law, including disclosure or reporting requirements, the arbitrators and the Parties shall maintain the confidentiality of all information, records, reports, or other documents obtained in the course of the arbitration, and of all awards, orders, or other arbitral decisions rendered by the arbitrators.

          (b)   The arbitrators may consolidate arbitration under this Agreement with any arbitration arising under or relating to any of the Ancillary Agreements if the subject of the Agreement Disputes thereunder arise out of or relate essentially to the same set of facts or transactions. Such consolidated arbitration will be determined by the arbitrators appointed for the arbitration proceeding that was commenced first in time.

          (c)   Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article X with respect to all matters not subject to such dispute resolution.

 ARTICLE XI

TERMINATION

        Section 11.1    Termination.    This Agreement and each of the Ancillary Agreements may be terminated at any time prior to the Distribution Time by and in the sole discretion of United Online without the approval of any other Party.

        Section 11.2    Effect of Termination.    In the event of termination pursuant to Section 11.1, neither Party shall have any Liability of any kind to the other Party.

ARTICLE XII

MISCELLANEOUS

        Section 12.1    Further Assurances.    Subject to the limitations or other provisions of this Agreement and any Ancillary Agreement, (a) each Party shall, and shall cause the other members of its Group to, use commercially reasonable efforts (subject to, and in accordance with applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other Party in doing, all things reasonably necessary, proper or advisable to consummate and make effective the Transactions and to carry out the intent and purposes of this Agreement and the Ancillary Agreements, including using commercially reasonable efforts to obtain satisfaction of the conditions precedent in Article V or in any Ancillary Agreement within its reasonable control and to perform all covenants and agreements herein or in any Ancillary Agreement applicable to such Party or any member of its Group and, upon reasonable request, executing and delivering to the other Party or any member of its Group any other documents and materials, and take any further actions that are reasonably necessary for the other Party or member of its Group to perfect its title in or to any FTD Asset or UOL Asset assigned to such other Party or member of its Group hereunder (at the expense of the Party or member of its Group requesting that such further actions be taken) and (b) neither Party will, nor will either Party allow any other member of its Group to, without the prior written consent of the other Party, take any action which would reasonably be expected to prevent or materially impede, interfere with or delay any of the Transactions. Without limiting the generality of the foregoing, where the cooperation of third Parties, such as insurers or trustees, would be necessary in order for a Party to completely fulfill its obligations under this Agreement or any Ancillary Agreement, such Party shall use commercially reasonable efforts to cause such third Parties to provide such cooperation.

        Section 12.2    Payment of Expenses.    Except as otherwise expressly provided in this Agreement or in any Ancillary Agreement, all fees, costs and expenses incurred by any of the FTD Entities or UOL Entities (i) from and after April 1, 2013, in connection with the preparation, execution, delivery, printing and implementation of this Agreement and any Ancillary Agreement, the Registration Statement, the Information Statement, the Distribution, and the consummation of the transactions contemplated by the foregoing (including, without limitation, any fees payable to United Online's financial advisors, legal advisors and accountants) (collectively, "Transaction Expenses") and (ii) relating to the transactions contemplated in Section 2.4 of this Agreement, shall be charged to and paid by FTD and shall be deemed to be FTD Liabilities. All fees, costs and expenses incurred by any of the FTD Entities or UOL Entities in connection with the Reverse Stock Split shall be borne half by the FTD Entities and half by the UOL Entities. All other transaction expenses shall be borne by the Party incurring such fees, costs and expenses. For the period of April 1, 2013 through June 30, 2013, the Transaction Expenses total $1.4 million. For the avoidance of doubt, after the fifth Business Day following the Distribution Date, none of the UOL Entities shall be permitted to incur any new Transaction Expenses on behalf of any FTD Entities (it being understood that any Transaction Expenses related to commitments made prior to such date shall not be considered new Transaction Expenses for purposes of such restriction). Any amount or expense to be paid or reimbursed by any

Party to any other Party shall be so paid or reimbursed promptly after the existence and amount of such obligation is determined and a written demand therefor is made. United Online will use its commercially reasonable efforts to provide FTD with invoices relating to amounts payable under clause (i) above within 30 days of the Distribution Date and, if requested by FTD, accruals or other good faith estimates of such amounts.

        Section 12.3    Amendments and Waivers.

          (a)   Subject to Section 11.1, neither this Agreement nor any of the Ancillary Agreements may be amended except by an agreement in writing signed by both Parties.

          (b)   Any term or provision of this Agreement or of any Ancillary Agreement may be waived, or the time for its performance may be extended, by the Party entitled to the benefit thereof and any such waiver shall be validly and sufficiently given for the purposes of this Agreement or such Ancillary Agreement if it is in writing signed by an authorized representative of such Party. No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that either Party would otherwise have.

        Section 12.4    Late Payments.    Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded in writing and properly payable that are not paid within thirty (30) days of the date of such bill, invoice or other written demand) shall accrue interest at a rate per annum equal to 5%.

        Section 12.5    Entire Agreement.    This Agreement, the Ancillary Agreements and the Exhibits and Schedules referenced herein and therein and attached hereto or thereto, constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior negotiations, agreements, commitments, writings, courses of dealing and understandings with respect to the subject matter hereof.

        Section 12.6    Survival of Agreements.    Except as otherwise expressly contemplated by this Agreement or any Ancillary Agreement, all covenants and agreements of the Parties contained in this Agreement and each Ancillary Agreement shall survive the Distribution Time and remain in full force and effect in accordance with their applicable terms.

        Section 12.7    Coordination With Tax Sharing Agreement.    Except as specifically provided herein, this Agreement shall not apply to Taxes (which are covered by the Tax Sharing Agreement). In the case of any conflict between this Agreement and the Tax Sharing Agreement in relation to any matter addressed in the Tax Sharing Agreement, the Tax Sharing Agreement shall prevail.

        Section 12.8    Coordination With Employee Matters Agreement.    Except as specifically provided herein, this Agreement shall not apply to employee compensation and benefit plans and programs (which are covered by the Employee Matters Agreement). In the case of any conflict between this Agreement and the Employee Matters Agreement in relation to any matter addressed in the Employee Matters Agreement, the Employee Matters Agreement shall prevail.

        Section 12.9    Third Party Beneficiaries.    Except (a) as provided in Article IX relating to Indemnitees and for the release of any Person provided under Section 9.1, (b) as provided in Section 7.1 relating to insured persons, (c) as provided in Section 8.1(a), and (d) as specifically provided in any Ancillary Agreement, this Agreement and the Ancillary Agreements are solely for the benefit of the Parties and should not be deemed to confer upon third Parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement or the Ancillary Agreements.

        Section 12.10    Notices.    All notices, requests, permissions, waivers and other communications hereunder or under any Ancillary Agreement shall be in writing and shall be deemed to have been duly given (a) when personally delivered to the intended recipient, (b) five (5) Business Days following sending by registered or certified mail, postage prepaid, (c) one (1) Business Day following sending by overnight delivery via a national courier service, and (d) when sent, if sent by facsimile, provided that the facsimile transmission is promptly confirmed and any facsimile or electronic mail, provided that the facsimile or electronic mail transmission is promptly confirmed, in each case, addressed to a Party at the following address for such Party:

    (a)   If to United Online:

      United Online, Inc.
      21301 Burbank Boulevard
      Woodland Hills, California 91367
      Attention: General Counsel
      Fax: [    •    ]

    (b)   If to FTD:

      FTD Companies, Inc.
      3113 Woodcreek Drive
      Downers Grove, Illinois 60515
      Attention: General Counsel
      Fax: [    •    ]

        Section 12.11    Counterparts; Electronic Delivery.    This Agreement and the Ancillary Agreements may be executed in multiple counterparts, each of which when executed shall be deemed to be an original, but all of which together shall constitute one and the same agreement. Execution and delivery of this Agreement, any Ancillary Agreement or any other documents pursuant to this Agreement or any Ancillary Agreement by facsimile or other electronic means shall be deemed to be, and shall have the same legal effect as, execution by an original signature and delivery in person.

        Section 12.12    Severability.    If any term or other provision of this Agreement, any Ancillary Agreement or the Exhibits or Schedules attached hereto or thereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement and the Ancillary Agreements shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the court, administrative agency or arbitrator shall interpret this Agreement and the Ancillary Agreements so as to affect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the fullest extent possible. If any sentence in this Agreement or in any Ancillary Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

        Section 12.13    Assignability; Binding Effect.    Except as otherwise expressly provided in this Agreement, neither Party may assign this Agreement or any of the Ancillary Agreements or any rights or obligations hereunder or thereunder without the prior written consent of the other Party hereto or thereto, and any attempt to assign this Agreement or any of the Ancillary Agreements without such consent shall be void and of no effect. This Agreement and the Ancillary Agreements shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

        Section 12.14    Governing Law.    This Agreement and the Ancillary Agreements shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of Delaware, without regard to any conflicts of law provisions thereof that would result in the application of the laws of any other jurisdiction.

        Section 12.15    Construction.    This Agreement and the Ancillary Agreements shall be construed as if jointly drafted by the Parties and no rule of construction or strict interpretation shall be applied against either Party. The Parties represent that this Agreement and the Ancillary Agreements are entered into with full consideration of any and all rights which the Parties may have. The Parties have relied upon their own knowledge and judgment and upon the advice of the attorneys of their choosing. The Parties have had access to independent legal advice, have conducted such investigations they and their counsel thought appropriate, and have consulted with such other independent advisors as they and their counsel deemed appropriate regarding this Agreement, the Ancillary Agreements and their rights and asserted rights in connection therewith. The Parties are not relying upon any representations or statements made by the other Party, or such other Party's employees, agents, representatives or attorneys, regarding this Agreement or any Ancillary Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement or any Ancillary Agreement. The Parties are not relying upon a legal duty, if one exists, on the part of the other Party (or such other Party's employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or any Ancillary Agreement or their preparation, it being expressly understood that neither Party shall ever assert any failure to disclose information on the part of the other Party as a ground for challenging this Agreement or any Ancillary Agreement.

        Section 12.16    Performance.    Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein or in any Ancillary Agreement to be performed by any Subsidiary or Affiliate of such Party.

        Section 12.17    Title and Headings.    Titles and headings to Sections and Articles are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement or any Ancillary Agreement.

        Section 12.18    Exhibits and Schedules.    The Exhibits and Schedules attached hereto or to any Ancillary Agreement are incorporated herein or therein by reference and shall be construed with and as an integral part of this Agreement or such Ancillary Agreement to the same extent as if the same had been set forth verbatim herein or therein.

[Signature Page Follows]

        IN WITNESS WHEREOF, the Parties have signed this Separation and Distribution Agreement effective as of the date first set forth above.

UNITED ONLINE, INC.
By:
Name:
Title:
FTD COMPANIES, INC.
By:
Name:
Title:

[Signature Page to Separation and Distribution Agreement]

 Exhibit A

FTD Subsidiaries
(all entities are directly or indirectly wholly-owned by FTD Companies, Inc. unless otherwise indicated)

FTD Group, Inc.

FTD, Inc.

Value Network Service, Inc.

FTD.CA, Inc.

FTD International Corporation

Florists' Transworld Delivery, Inc.

FTD Holdings, Incorporated

Renaissance Greeting Cards, Inc.

FTD Canada, Inc.

FTD.COM INC.

Flowers USA, Inc.

Interflora, Inc. (33 1/3% owned by Florists' Transworld Delivery, Inc.; 33 1/3% owned by Interflora British Unit)

FTD UK Holdings Limited

Interflora Holdings Limited

Interflora Group Limited

Interflora Investments Limited

Interflora British Unit

I.S. Group Limited (20.37% owned by Interflora British Unit)

A-1

 Exhibit B

UOL Subsidiaries
(all entities are directly or indirectly wholly-owned by United Online, Inc. unless otherwise indicated)

NetZero, Inc.

Juno Online Services, Inc.

Juno Internet Services, Inc.

Classmates Media Corporation

NetZero Modecom, Inc.

NetZero Wireless, Inc.

United Online Communications, Inc.

United Online Advertising Network, Inc.

United Online Web Services, Inc.

UOL Advertising, Inc.

United Online Software Development India Private Limited

Adcurate, Inc.

Classmates Media Corporation

FreeInternet.com, Inc.

Memory Lane, Inc.

MyPoints.com, Inc.

CMC Services, Inc.

Opobox, Inc.

Classmates International, Inc.

Yearbook Archives, Inc.

StayFriends GmbH

Klassträffen Sweden AB

Trombi Acquisition SARL

Klassenfreunde.ch GmbH

B-1

 Exhibit C

Shared Scripts

C-1

 Schedule 2.2(b)

Intercompany Agreements

[TO COME]

 Schedule 2.3(a)

Intercompany Accounts

[TO COME]

 Schedule 2.3(b)

Intercompany Accounts

[TO COME]

 Schedule 2.4(a)

FTD India Assets

[TO COME]

 Schedule 2.4(b)

FTD India Leases

[TO COME]

 Schedule 3.5(c)(i)

Certain Resignations

Robert S. Apatoff

 Schedule 3.5(c)(ii)

Certain Resignations

Mark R. Goldston
Charles B. Ammann
Rebecca K. Marquez

 Schedule 7.1(b)(i)

Occurrence Based Policies

[TO COME]

 Schedule 7.1(b)(ii)

Claims Made Policies

[TO COME]

 Schedule 7.4

Shared Litigation Matters

        In re: Trilegiant Corporation, Inc., Civil Action No. 3:12-cv-396-VLB (D. Conn.) (Consolidated Amended Complaint filed Sept. 7, 2012) (defendants include United Online, Inc., FTD Group, Inc., and Classmates International, Inc.)

        Frank v. Trilegiant et al., Civil Action No. 2:12-cv-01721-VLB (D. Conn.) (Class Action Complaint filed Dec. 5, 2012) (defendants include United Online, Inc., FTD Group, Inc., and Classmates International, Inc.)

        Any Actions or Liabilities arising from investigations initiated by subpoenas that FTD.COM, Inc. and Classmates Online, Inc. received in 2010 from the Attorney General for the State of Kansas and the Attorney General for the State of Maryland, issued on behalf of a Multistate Work Group consisting of the Attorneys General for Alabama, Alaska, Delaware, Florida, Idaho, Illinois, Kansas, Maine, Maryland, Michigan, New Mexico, New Jersey, North Dakota, Ohio, Oregon, Pennsylvania, South Dakota, Texas, Vermont, and Washington.

 Exhibit 21.1

List of Subsidiaries

Florists' Transworld Delivery, Inc., a Michigan corporation

FTD Canada, Inc., incorporated in Canada

FTD Group, Inc., a Delaware corporation

FTD, Inc., a Delaware corporation

FTD.CA, INC., a Delaware corporation

FTD.COM Inc., a Delaware corporation

Interflora British Unit, incorporated in England and Wales

Interflora, Inc., a Michigan corporation (66 2/3% ownership)

QuickLinks

  Exhibit 2.1
SEPARATION AND DISTRIBUTION AGREEMENT by and between UNITED ONLINE, INC. and FTD COMPANIES, INC. dated as of [ • ], 2013
TABLE OF CONTENTS
SEPARATION AND DISTRIBUTION AGREEMENT
RECITALS
ARTICLE I DEFINITIONS
ARTICLE II THE SEPARATION
ARTICLE III CERTAIN ACTIONS PRIOR TO THE DISTRIBUTION
ARTICLE IV THE DISTRIBUTION
ARTICLE V CONDITIONS
ARTICLE VI NO REPRESENTATIONS OR WARRANTIES
ARTICLE VII
CERTAIN COVENANTS AND ADDITIONAL AGREEMENTS
ARTICLE VIII
ACCESS TO INFORMATION; CONFIDENTIALITY; PRIVILEGE
ARTICLE IX MUTUAL RELEASES; INDEMNIFICATION
ARTICLE X DISPUTE RESOLUTION
ARTICLE XI TERMINATION
ARTICLE XII MISCELLANEOUS
Exhibit A FTD Subsidiaries (all entities are directly or indirectly wholly-owned by FTD Companies, Inc. unless otherwise indicated)
Exhibit B
UOL Subsidiaries (all entities are directly or indirectly wholly-owned by United Online, Inc. unless otherwise indicated)
Exhibit C Shared Scripts
Schedule 2.2(b)
Intercompany Agreements
Schedule 2.3(a)
Intercompany Accounts
Schedule 2.3(b) Intercompany Accounts
Schedule 2.4(a) FTD India Assets
Schedule 2.4(b)
FTD India Leases
Schedule 3.5(c)(i)
Certain Resignations
Schedule 3.5(c)(ii) Certain Resignations
Schedule 7.1(b)(i) Occurrence Based Policies
Schedule 7.1(b)(ii) Claims Made Policies
Schedule 7.4 Shared Litigation Matters
  Exhibit 21.1
List of Subsidiaries